UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule §240.14a-12
PEAKSTONE REALTY TRUST
(Name of Registrant as Specified in Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

PEAKSTONE REALTY TRUST
1520 E. Grand Avenue
El Segundo, California 90245
YOUR VOTE IS IMPORTANT
Dear Fellow Shareholders:
On behalf of the Board of Trustees of Peakstone Realty Trust (the “Board”), I cordially invite you to attend the annual meeting of shareholders of Peakstone Realty Trust, a Maryland real estate investment trust (the “Company”), to be on June 20, 2023 at 9:00 A.M. (PT). The annual meeting will be held as a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/PKST2023. For procedures for attending the virtual meeting, please refer to the section entitled “Questions and Answers” beginning on page 1 of the proxy statement. At the annual meeting, we will ask shareholders of the Company to:
1.	Elect five trustees to our Board, each to serve until the 2024 annual meeting of shareholders and until their successors are duly elected and qualify;
2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
3.	Approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers (“say on pay” vote).
We will also consider other business that properly comes before the annual meeting in accordance with Maryland law and our bylaws.
After careful consideration, our Board has unanimously approved the matters being submitted to our shareholders. Accordingly, our Board recommends that you vote “FOR” the election of each of the trustee nominees to our Board, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and “FOR” the approval, on an advisory (non-binding) basis, of the compensation paid to the Company’s Named Executive Officers.
The proxy statement provides you with more specific information concerning the annual meeting, the election of each of the nominees to our Board, the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and the “say on pay” vote.
IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING. In order to achieve a quorum and to avoid delays and additional costs, we need substantial shareholder voting participation by proxy or at the annual meeting. I urge you to vote as soon as possible. You may vote your shares at the annual meeting by authorizing a proxy over the Internet, by telephone or by completing, signing, and returning your proxy card. Thank you in advance for your participation.
As always, we are focused on maximizing the value of your investment and the listing of our common shares on the New York Stock Exchange on April 13, 2023 positions the Company for long term growth. We look forward to seeing you at the meeting.
Sincerely,

Michael J. Escalante
Chief Executive Officer & President

PEAKSTONE REALTY TRUST
1520 E. Grand Avenue
El Segundo, California 90245
PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 20, 2023
To the Shareholders of Peakstone Realty Trust:
I am pleased to invite you to the annual meeting of shareholders of Peakstone Realty Trust (the “Company”). The annual meeting will be held on June 20, 2023 at 9:00 A.M. (PT). The annual meeting will be held as a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/PKST2023. For procedures for attending the virtual meeting, please refer to the section entitled “Questions and Answers” beginning on page 1 of the accompanying proxy statement.
At the meeting, you will be asked to:
1.	Elect five trustees to our Board of Trustees, each to serve until the 2024 annual meeting of shareholders and until their successors are duly elected and qualify;
2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and
3.	Approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers.
We will also consider other business that properly comes before the annual meeting in accordance with Maryland law and our bylaws.
Our Board of Trustees has fixed April 18, 2023 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. Only record holders of common shares on the record date are entitled to notice of and to vote at the annual meeting.
I urge you to carefully read the accompanying proxy statement, as it explains the reasons for the proposals to be voted on at the annual meeting and contains other important information. If you have questions about these proposals or would like additional copies of the proxy statement, please contact our proxy solicitor, Broadridge Financial Solutions, Inc., at (855) 976-3332.
You are cordially invited to attend the annual meeting. Whether you own a few or many shares and whether you plan to attend or not, it is important that your shares be voted on matters that come before the annual meeting. Every shareholder’s vote is important to us. To make voting easier for you, you may vote your shares by proxy in one of three ways: (1) by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the envelope provided; (2) online at the address printed on your proxy card and entering the control number that appears on the proxy card; or (3) by calling the toll free number printed on your proxy card and following the prompts provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of our Board of Trustees.
YOUR VOTE IS VERY IMPORTANT. Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting shareholder votes.
By Order of the Board of Trustees,

Nina Momtazee Sitzer
Chief Legal and Administrative Officer, Executive Vice President – Operations, and Secretary
El Segundo, California
May 1, 2023
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON JUNE 20, 2023:
The Notice of Meeting, Proxy Statement and 2022 Annual Report to Shareholders are available free of charge at www.proxyvote.com

i

Peakstone Realty Trust
1520 E. Grand Avenue
El Segundo, California 90245

PROXY STATEMENT

Introduction
The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the board of trustees (the “Board” or the “Board of Trustees”) of Peakstone Realty Trust (the “Company”) for use at the annual meeting of our shareholders and at any adjournment or postponement thereof. References in this proxy statement to “PKST,” “we,” “us,” “our” or like terms also refer to the Company. The mailing address of our principal executive offices is 1520 E. Grand Avenue, El Segundo, California 90245. We expect to mail the notice of the annual meeting, this proxy statement and the accompanying proxy to our shareholders on or about May 1, 2023. Our 2022 Annual Report to Shareholders will be included in the mailing of the notice of the annual meeting, this proxy statement and the accompanying proxy to our shareholders.
QUESTIONS AND ANSWERS
Questions about the annual meeting and voting
Q:	When and where will the annual meeting be held?
A:
Our 2023 annual meeting of shareholders will be held on June 20, 2023 at 9:00 A.M. (PT). The meeting will be held as a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/PKST2023. To attend the meeting, you will need the 16-digit control number included on your proxy card if you are a shareholder of record or included with your voting instruction form provided by your bank, broker or other nominee if you hold your common shares in street name through an account with an intermediary. You may log into the meeting website at www.virtualshareholdermeeting.com/PKST2023 and enter your control number beginning 15 minutes before the commencement of the meeting.

If you encounter any technical difficulties with the virtual meeting platform during the check-in process or during the meeting, please call 844-986-0822 (U.S.) or 303-562-9302 (International) for assistance beginning at 8:45 a.m. (PT), and until the meeting is finished.
Q:	What is the purpose of the meeting?
A:	At the meeting, you will be asked to:
•	elect five trustees, each to serve until the 2024 annual meeting of shareholders and until their successors are duly elected and qualify;
•	ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023;
•	approve, on an advisory (non-binding) basis, the compensation paid to the Company’s named executive officers (“NEOs”); and
•	conduct such other business as may properly come before the annual meeting or any adjournment thereof.
Our Board of Trustees is not aware of any matters that may be acted upon at the annual meeting other than the matters set forth in the first three bullet points listed above.
Q:	Who can vote at the meeting?
A:
Shareholders of record on April 18, 2023 (i.e., the record date) are entitled to receive notice of the annual meeting and to vote the common shares that they hold on that date. As of the record date, we had 35,846,083 common shares issued, outstanding and eligible to vote.

Q:	How many votes do I have?
A:	Each outstanding common share entitles its holder to cast one vote with respect to each matter to be voted upon at the annual meeting.
Q:	How can I vote?
A:	You may vote at the meeting or by proxy. Shareholders have the following three options for submitting their votes by proxy:
•	via mail, by completing, signing, dating and returning your proxy card in the enclosed envelope;
•	via the Internet at the address printed on your proxy card and by entering the control number that appears on the proxy card; or
•	via telephone by calling the toll free number printed on your proxy card and following the prompts provided.
Regardless of whether you intend to attend the annual meeting, we encourage you to vote by proxy in accordance with one of the methods described above. Every shareholder’s vote is important to us. If you vote by proxy, you may still attend the annual meeting and vote. If you do so, any previous votes that you submitted, whether by mail, the Internet or telephone, will be revoked by the vote that you cast at the annual meeting.
Q:	How will my proxies be voted?
A:
Shares represented by valid proxies will be voted in accordance with the directions given on the relevant proxy card. If a proxy card is signed and returned without any directions given, the individuals named on the card as proxy holders will vote (1) “FOR” the election of each of the five trustee nominees, (2) “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2023, and (3) “FOR” the advisory (non-binding) vote on the compensation paid to our NEOs (“say on pay”). If other matters requiring the vote of our shareholders come before the meeting, it is the intention of the persons named in the proxy card to vote the proxies held by them in accordance with their best judgment in such matters.

Q:	What are the Board of Trustees’ voting recommendations?
A:	Our Board of Trustees recommends that you vote:
•	“FOR” the election of each of the five trustee nominees;
•	“FOR” the ratification of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2023; and
•	“FOR” the advisory (non-binding) proposal regarding the compensation paid to our NEOs (“say on pay”).
Q:	How can I change my vote or revoke my proxy?
A:
You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy (via mail, the Internet or telephone), by attending the annual meeting and voting or by written notice addressed to: Peakstone Realty Trust, Attention: Secretary, 1520 E. Grand Avenue, El Segundo, California 90245. To be effective, a proxy revocation must be received by us at or prior to the annual meeting. If your shares are held by a broker, bank or any other persons holding shares on your behalf, you must contact that institution to revoke a previously authorized proxy.

Q:	What vote is required to approve each proposal?
A:
Election of Trustees. The election of each nominee for trustee requires the affirmative vote of a plurality of all the votes cast by shareholders entitled to vote who are present in person via the live webcast or by proxy at the annual meeting, if a quorum is present. Under this plurality system, trustee positions are filled by nominees who receive the greatest number of votes at the annual meeting even if a nominee does not receive a majority of all votes represented and entitled to be cast, until all vacancies are filled. Withholds and broker non-votes will have no effect on the vote on this proposal.
Ratification of Appointment of Independent Accounting Firm. The ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of a majority of the votes cast on such proposal, if a quorum is present. Abstentions and broker non-votes will have no impact on the vote on this proposal.
Approval of Say on Pay. Approval of the advisory (non-binding) vote on the compensation paid to our NEOs (“say on pay”) requires the affirmative vote of a majority of the votes cast on such proposal, if a quorum is present. Abstentions and broker non-votes will have no impact on the vote on this proposal. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Trustees, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders and will consider the outcome of the vote when making future compensation decisions.
Q:	What constitutes a “quorum”?
A:
The presence at the annual meeting, in person via the live webcast or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting on any matter constitutes a quorum. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum; however, withholds, abstentions and broker non-votes will not be counted as votes cast.

Q:	Who will bear the costs of soliciting votes for the meeting?
A:
We will bear the entire cost of the solicitation of proxies from our shareholders. We have retained Broadridge Financial Solutions, Inc. (“Broadridge”) to assist us in the solicitation of proxies for an estimated fee of $25,000 plus out-of-pocket expenses. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our trustees and officers who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our shareholders.

Q:	What if I receive only one set of proxy materials although there are multiple shareholders at my address?
A:
The U.S. Securities and Exchange Commission (the “SEC”) has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports to shareholders, which allows us to send a single set of any annual report and/or proxy statement to any household at which two or more shareholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each shareholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Peakstone Realty Trust, Attention: Secretary, 1520 E. Grand Avenue, El Segundo, California 90245 or call us at (310) 606-3200. Also, if your household currently receives multiple copies of disclosure documents and you would like to receive just one set, please contact us at the same address and phone number.
Q:	How do I submit a shareholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?
A:
If any shareholder wishes to propose a matter for consideration at our 2024 annual meeting of shareholders, the proposal must be mailed to our Secretary in accordance with the SEC’s shareholder proposal rule (Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or the advance notice provisions of our bylaws.

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8 of the Exchange Act) for inclusion in our 2024 annual meeting proxy statement and form of proxy to be made available in 2024, the proposal must be received by our Secretary on or before January 2, 2024.
Our bylaws provide that, for any nomination or other business to be properly brought by a shareholder before our 2024 annual meeting of shareholders, the shareholder must give proper notice to our Secretary not earlier than December 3, 2023 nor later than 5:00 p.m., Pacific Time, on January 2, 2024; provided, however, that if the date of the 2024 annual meeting is advanced or delayed by more than 30 days from the first anniversary date of this annual meeting, in order for the notice to be timely, notice must be delivered not earlier than the 150th day prior to the date of the 2024 annual meeting and not later than 5:00 p.m., Pacific Time, on the later of the 120th day prior to the date of the 2024 annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting will not commence a new time period for the giving of a shareholder’s notice.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by our bylaws and shareholders must comply with Rule 14a-19 under the Exchange Act.
Shareholders must send any notices to the Secretary at Peakstone Realty Trust, 1520 E. Grand Avenue, El Segundo, California 90245. For additional information, see “Shareholder Proposals” section in this proxy statement.
Q:	Who can help answer my questions?
A:
If you have any questions about the annual meeting, any of the proposals, how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, Broadridge, at: (855) 976-3332. Representatives are available Monday through Friday 9:00 A.M. to 10:00 P.M. (ET).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement, other than historical facts, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.
The forward-looking statements contained in this proxy statement reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: general economic and financial conditions; market volatility; inflation; any potential recession or threat of recession; interest rates; the impact of the work-from-home trends; recent and ongoing disruptions in the debt and banking markets; occupancy, rent deferrals and the financial condition of our tenants; whether easing of the pandemic, work-from-home trends or other factors will impact the attractiveness of industrial and/or office assets; whether we will be successful in renewing leases as they expire; future financial and operating results, plans, objectives, expectations and intentions; expected sources of financing and the availability and attractiveness of the terms of any such financing; legislative and regulatory changes that could adversely affect our business; our future capital expenditures, operating expenses, net income, operating income, cash flow and developments and trends of the real estate industry; whether the listing of the Company’s common shares on the New York Stock Exchange (the “NYSE”) will maximize shareholder value; whether we will be successful in the pursuit of our business plan, including any dispositions; whether we will succeed in our investment objectives; any relationship between the trading price of our common shares and our previously published net asset value; any fluctuation and/or volatility of the trading price of our common shares; risks associated with our dependence on key personnel whose continued service is not guaranteed; risks related to the disruption of management’s attention from ongoing business operations due to the pursuit of requirements related to being a listed company; and other factors discussed in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s most recent Annual Report on Form 10-K and its other filings with the SEC.
While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. The forward-looking statements speak only as of the date of this proxy statement. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Moreover, because we operate in a very competitive and rapidly changing environment, new risk factors are likely to emerge from time to time. We caution investors not to place undue reliance on these forward-looking statements and urge you to carefully review the disclosures we make concerning risks in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s most recent Annual Report on Form 10-K and Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Quarterly Reports on Form 10-Q and our other periodic filings made with the SEC and other publicly filed documents for further discussion regarding such factors.

PROPOSAL 1 - ELECTION OF TRUSTEES
At the annual meeting, you and the other shareholders will vote on the election of all five trustee nominees to our Board of Trustees. Each person elected will serve as a trustee until our 2024 annual meeting of shareholders and until his or her successor is elected and qualifies. Our Board of Trustees has nominated the following persons for re-election as trustees:
•	Michael J. Escalante
•	Gregory M. Cazel
•	Carrie DeWees
•	Samuel Tang
•	Casey Wold
Each of the nominees is a current member of our Board of Trustees. Detailed information on each nominee is provided below.
If any nominee becomes unable or unwilling to stand for re-election, our Board of Trustees may designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.
The Board has adopted a trustee resignation policy in connection with trustee elections. Under our Corporate Governance Guidelines, if a trustee nominee does not receive a greater number of “for” votes than “withhold” votes in an uncontested election, such trustee will tender his or her resignation from the Board. The Nominating and Corporate Governance Committee of the Board will consider, and determine whether to accept, such resignation and make a recommendation to the Board of Directors. The Board must act on the resignation, taking into consideration any recommendation by the Nominating and Corporate Governance Committee and any additional relevant factors, no later than the next regularly scheduled Board meeting to be held no earlier than 10 days after the date of the election, or if such action would cause the Company to fail to comply with any requirement of the NYSE or rule or regulation of the SEC, the Board must act as promptly as practicable.
Board of Trustees Recommendation
THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED FOR RE-ELECTION AS TRUSTEES.
Vote Required
The election of each nominee for trustee requires the affirmative vote of a plurality of all the votes cast by shareholders entitled to vote who are present in person via the live webcast or by proxy at the annual meeting, if a quorum is present. Under this plurality system, trustee positions are filled by nominees who receive the greatest number of votes at the annual meeting even if a nominee does not receive a majority of all votes represented and entitled to be cast, until all vacancies are filled. Withholds and broker non-votes will have no effect on the vote on this proposal.

BOARD OF TRUSTEES
General
The Board of Trustees is currently comprised of five members. In connection with the listing of the Company’s common shares on the NYSE on April 13, 2023 (the “Listing”), Kevin Shields, Kathleen Briscoe, Ranjit Kripalani, James Risoleo and J. Grayson Sanders resigned from the Board and Carrie DeWees and Casey Wold were appointed to the Board. As a result, since the Listing, our Board members have been the five trustee nominees listed above. In addition, following the Listing, the Board reconstituted the committees of the Board and the current members are included in the section titled “Corporate Governance” below.
Under our charter, each trustee elected will hold office for one year, until the next annual meeting of our shareholders and until his or her successor is duly elected and qualified. Trustees may be elected to an unlimited number of successive terms, but the Nominating and Corporate Governance Committee reviews each trustee’s continuation on the Board every year. Our Board of Trustees currently consists of Michael J. Escalante, our Chief Executive Officer and President, and four trustees that our Board of Trustees has determined, based on its review of the relationships between the trustee nominees and the Company, to be independent under the rules of the NYSE. All of our current trustees have been nominated by our Board of Trustees for re-election to serve until our 2024 annual meeting of shareholders and until his or her successor is elected and qualifies. For more detailed information on our trustees, see the “Information Regarding Our Trustees” section below. Our Board of Trustees has formed the following three committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.
Leadership Structure
During 2022 through the time of the Listing on April 13, 2023, Mr. Kevin A. Shields served as the Chairperson of the Board. During that time, our Board of Trustees did not have a lead independent trustee as we believed that the size of our Board of Trustees permitted all of our independent trustees to actively participate in this oversight role.
As of the Listing, Casey Wold serves as the non-executive Chairperson of the Board of Trustees. Our Board of Trustees does not currently have a lead independent trustee, as our chairperson is not an executive of the Company and we continue to believe that the current size of our Board of Trustees permits all of our independent trustees to actively participate in this oversight role.
Although not applicable now, our Corporate Governance Guidelines provide that if the Chairperson is an executive officer of the Company, then the Board will have a Lead Trustee, who shall be a non-management trustee. The Lead Trustee will be selected on an annual basis by a majority of the non-management trustees then serving on the Board. When the Chairperson is a management trustee, we believe the Lead Trustee position will strengthen the role of our independent trustees and encourage independent Board leadership. The responsibilities of the Lead Trustee include, among others, serving as liaison among (i) management, including the Chief Executive Officer, (ii) our non-management trustees, (iii) employees reporting misconduct that by their nature cannot be brought to management, and (iv) interested third parties and the Board;
The Chairperson, or the Lead Trustee if the Chairperson is an executive officer of the Company:
•	presides at executive sessions of the independent trustees;
•	serves as the focal point of communication to the Board regarding management plans and initiatives;
•	ensures that the role between Board oversight and management operations is respected;
•	provides the medium for informal dialogue with and among independent trustees, allowing for free and open communication within that group; and
•	serves as the communication conduit for third parties who wish to communicate with the Board.
Meetings of our Board of Trustees
During 2022, our Board of Trustees held 10 meetings. During 2022, each trustee other than Kathleen Briscoe attended at least 75% of the aggregate total number of meetings of the Board of Trustees and the total number of meetings of the committees on which they served.

During 2022, our non-management trustees met in executive sessions without management at four of our Board meetings. Pursuant to our Corporate Governance Guidelines, the Board expects to conduct executive sessions that are limited to non-management trustees at each of our regularly scheduled Board meetings, and if in the future any of our non-management trustees are not independent, the Board will conduct an executive session limited to independent trustees at least annually. The Chairperson (or Lead Trustee) will preside over these executive sessions.
Trustee Independence
Under NYSE listing standards and applicable rules of the SEC, NYSE-listed companies are required to have a majority of independent trustees and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, no trustee of a company qualifies as “independent” unless the board of trustees of the company affirmatively determines that the trustee has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company).
The Board of Trustees has five trustees, four of whom our Board of Trustees affirmatively has determined, after broadly considering all relevant facts and circumstances, to be “independent” under the listing standards of the NYSE and under applicable rules of the SEC. The Board of Trustees affirmatively has determined that each of Gregory M. Cazel, Carrie DeWees, Samuel Tang, and Casey Wold is independent under these standards. Michael J. Escalante is not independent as he is an executive officer of the Company.
Board of Trustees Membership Criteria and Trustee Selection
Our Nominating and Corporate Governance Committee, among other things, assists our Board of Trustees in fulfilling its responsibilities with respect to trustee nominations. The Board has adopted a written policy setting forth the minimum qualifications that trustee candidates must possess. At a minimum, a trustee candidate must possess:
•	high personal and professional ethics and integrity;
•	an ability to exercise sound judgment, including in relation to the Company’s business and strategy;
•	an ability to make independent analytical inquiries;
•	an ability and willingness to devote sufficient time and resources to diligently perform Board duties, including attending regular and special Board and/or committee meetings;
•	appropriate and relevant business experience and acumen; and
•	a reputation, both personal and professional, consistent with the image and reputation of the Company.
In addition to the aforementioned minimum qualifications, the written policy sets forth certain additional qualities and skills that, while not a prerequisite for nomination, should be considered by the Nominating and Corporate Governance Committee when evaluating a particular candidate. These additional qualities and skills include, among others, the following:
•
whether the person possesses specific industry knowledge, expertise and/or contacts, including in the real estate industry generally, and familiarity with general issues affecting the Company’s business;

•	whether the person possesses knowledge and expertise in various areas deemed appropriate by the Board;
•	fit of the individual’s skills, experience and personality with those of other trustees in maintaining an effective, collegial, and responsive Board; and
•
diversity, age, background, education, skills and experience, as well as the restrictions, requirements and recommendations concerning those matters under applicable law and the NYSE rules in relation to the full Board and/or the individual trustees.

Though we do not have a formal policy regarding diversity with respect to identifying nominees, our Nominating and Corporate Governance Committee considers the impact of diverse backgrounds and experiences of potential nominees on the effectiveness and quality of our Board of Directors.

The Nominating and Corporate Governance Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) members of the Nominating and Corporate Governance Committee, (b) trustees of the Company and (c) any other party deemed appropriate by the Nominating and Corporate Governance Committee, including shareholders. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.
As part of the candidate identification process, the Nominating and Corporate Governance Committee will evaluate the skills, expertise and diversity possessed by the current Board, and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Nominating and Corporate Governance Committee’s process of recommending trustee candidates. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates; provided that the advance notice and other requirements set forth in our bylaws have been followed. At an appropriate time prior to each annual meeting at which trustees are to be elected or re-elected, the Nominating and Corporate Governance Committee will evaluate each candidate and recommend to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well-qualified and willing and available to serve.
At an appropriate time after a vacancy arises on the Board or a trustee advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee will recommend to the Board, for election by the Board, such candidate as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well-qualified and willing and available to serve. In determining whether a prospective member is qualified to serve, the Nominating and Corporate Governance Committee will consider the factors listed above.
With respect to the current nominees to our Board of Trustees, whose backgrounds and experience are described in greater detail below, our Nominating and Corporate Governance Committee considered all of the factors set forth above and the individual attributes of the particular individuals being nominated as described below in its determination to recommend them for nomination.
Information Regarding Our Trustees
Included below is certain information regarding our trustees. Each of our trustees is elected annually to serve for a one-year term. No family relationships exist between any trustees or executive officers, as such term is defined in Item 401 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
Name	Age	Position(s)	Period with Company
Michael J. Escalante	62	Chief Executive Officer, President and Trustee	11/2013 - present
Gregory M. Cazel	61	Independent Trustee	4/2019 - present
Carrie DeWees	59	Independent Trustee	4/2023 - present
Samuel Tang	62	Independent Trustee	2/2015 - present
Casey Wold	65	Non-Executive Chairperson and Independent Trustee	4/2023 - present

Trustee Nominees
Michael J. Escalante is our Chief Executive Officer, President and a trustee. He has been our President since our formation in 2009, a trustee since February 2015, and our Chief Executive Officer since April 2019. Mr. Escalante served as the Chief Executive Officer of Griffin Capital Essential Asset REIT, Inc. (“EA-1”), one of our predecessor entities, from December 2018 to April 2019; the President of EA-1 from June 2015 to April 2019; and Chief Investment Officer of EA-1 from August 2008 to December 2018. Mr. Escalante also served as Chief Investment Officer of Griffin Capital Company, LLC (“GCC”), our former sponsor, from June 2006 until December 2018. He also served as a member of the investment committee of the advisor of GIA Real Estate Fund from June 2014 to March 2020, as well as serving on the investment committee of various former Griffin American Healthcare REIT entities. Prior to joining GCC in June 2006, Mr. Escalante founded Escalante Property Ventures in March 2005, a real estate investment management company, to invest in value-added and development-oriented infill properties within California and other western states. From 1997 to March 2005, Mr. Escalante served eight years at Trizec Properties, Inc., previously one of the largest publicly-traded U.S. office real estate investment trusts (“REITs”), with his final position being Executive Vice President - Capital Transactions and Portfolio Management. While at Trizec, Mr. Escalante was directly responsible for all capital transaction activity for the Western U.S., which included the acquisition of several prominent office projects. Mr. Escalante’s work experience at Trizec also included significant hands-on operations experience as the firm’s Western U.S. Regional Director with bottom-line responsibility for asset and portfolio management of a 4.6 million square foot office/retail portfolio (11 projects/23 buildings) and associated administrative support personnel (110 total/65 company employees). Prior to joining Trizec, from 1987 to 1997, Mr. Escalante held various acquisitions, asset management and portfolio management positions with The Yarmouth Group, an international real estate investment advisor. Mr. Escalante holds an M.B.A. from the University of California, Los Angeles and a B.S. in Commerce, with an emphasis in finance and accounting, from Santa Clara University. Mr. Escalante is a full member of the Urban Land Institute and has been active in many charitable and civic organizations.
We believe that Mr. Escalante’s broad experience in the real estate industry and his years of service at the Company, GCC and its affiliates support his appointment to our Board.
Gregory M. Cazel has been an independent trustee since 2019 and is a member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From February 2009 to April 2019, he served as an independent director of EA-1. Since December 2015, Mr. Cazel has been a Managing Director for Lument Capital, formerly known as Hunt Real Estate Capital, in Chicago. His responsibilities include originating balance sheet loans, and Fannie Mae and Freddie Mac and HUD loans for the company. Mr. Cazel previously served as one of our independent directors from April 2014 to June 2016. From May 2013 to November 2015, Mr. Cazel was a Managing Director in the Real Estate Capital Markets division of Wells Fargo Bank, NA, in Chicago, where he originated both CMBS and balance sheet loans for the bank, working with mortgage bankers and direct borrowers throughout the Midwest. Prior to that, Mr. Cazel was an Executive Vice President with A10 Capital beginning in June 2010, and became a Principal in the firm in October 2010. A10 Capital specializes in financing commercial real estate and providing advisory and management services for the workout of all types of troubled loans and real estate assets. From October 2009 to April 2010, Mr. Cazel was the Midwest Regional Director for Real Estate Disposition Corp., LLC, a real estate auction marketing firm, specializing in selling residential, commercial, multi-family and hospitality properties and land, as well as performing and non-performing notes and loan pools. Mr. Cazel has more than 37 years of commercial real estate finance, acquisition, loan origination and securitization, mortgage banking, underwriting, analysis, and investment experience. From January 2009 to October 2009, Mr. Cazel was a Senior Vice President with Prairie Realty Advisors, Inc., a mortgage banking firm in Chicago. From April 2007 to June 2008, Mr. Cazel was an Executive Director with Dexia Real Estate Capital Markets Company, a Division of Dexia Bank, a Belgium-based financial institution, where he was responsible for establishing the Chicago office and managing the Midwest presence for the CMBS loan program. From 1999 to April 2007, Mr. Cazel was a Vice President at JP Morgan Mortgage Capital where he ran a commercial loan production team that closed over $3.6 billion in permanent, floating, and mezzanine loans. Mr. Cazel earned a B.A. in the Liberal Arts and Sciences College, with a concentration in Real Estate and Finance, from the University of Illinois.
We believe that Mr. Cazel’s years of experience in the commercial mortgage industry and real estate finance industry and his several years of experience as a director of REITs support his appointment to our Board.

Carrie DeWees has been an independent trustee since April 2023 and is a member of our Audit Committee and Nominating and Corporate Governance Committee. Ms. DeWees served as a managing principal of Allstate Investments from 2011 to April 2023, where she managed an approximately $800 million commercial real estate portfolio including industrial, multi-family, retail, office and self-storage assets. Ms. DeWees also served as director of asset management of Allstate’s direct $1.0 billion portfolio from 2012 to 2021. Prior to joining Allstate, DeWees spent the majority of her career working for real estate investment advisors including JMB Realty, Heitman, Henderson Global Investors and American Realty Advisors. Ms. DeWees is a graduate of Northern Illinois University where she received a Bachelor of Science degree in Accountancy and DePaul Driehaus College of Business where she received an MBA in Finance and Real Estate. Ms. DeWees is a Registered Certified Public Accountant.
We believe that Ms. DeWees’ years of experience in the real estate industry, particularly with respect to industrial and office assets, support her appointment to our Board.
Samuel Tang has been an independent trustee since 2015 and is the Chairperson of our Audit Committee and the Chairperson of our Compensation Committee. Mr. Tang has over 25 years of experience in private equity and real estate investing. From 2004 to the present, Mr. Tang has been a Managing Partner of TriGuard Management LLC and its affiliates, an entity which he co-founded and which acquires private equity secondary funds in the secondary market. He is responsible for capital raising, sourcing, analyzing, structuring and closing the acquisition of investments. From 1999 to 2004, Mr. Tang was Managing Director, Equities, of Pacific Life Insurance Company, where he co-chaired the workout committee to maximize recovery on bond investments and worked on various strategic and direct equity investments. Before joining Pacific Life Insurance Company, from 1989 to 1999, he was a Managing Partner at The Shidler Group, a specialized private equity firm focused on finance, insurance and real estate companies. Mr. Tang was also previously a Manager in Real Estate Consulting with KPMG Peat Marwick Main and a Senior, CPA with Arthur Young. Mr. Tang has an M.B.A. in Finance from the University of California, Los Angeles and a B.S. in Accounting from the University of Southern California. Mr. Tang also currently serves in leadership positions, including as a member of both fiduciary and advisory boards with several real estate firms, corporate and non-profit entities.
We believe that Mr. Tang’s extensive experience in the private equity and real estate industries support his appointment to our Board.
Casey Wold has been an independent trustee and the non-executive Chairperson of the Board of Trustees since April 2023, and is the Chairperson of our Nominating and Corporate Governance Committee and a member of our Compensation Committee. Mr. Wold has over 40 years of real estate experience and most recently founded Vanderbilt Office Properties, a real estate investment and management company, where he has served as Chief Executive Officer and Managing Partner since 2014. Previously, Mr. Wold served as Senior Managing Director of Tishman Speyer and was a member of its Investment and Management committees from 2004 to 2014. He was responsible for the Midwest, Atlanta, Boston and Washington, DC, regions that included over $5.0 billion of real estate acquisitions and developments. Before joining Tishman, Mr. Wold served as President of TrizecHahn Office Properties, where he spearheaded the investment strategy and growth of its office portfolio, which totaled $5.0 billion in assets (50 million square feet) and Chief Investment Officer and Chief Operating Officer of Trizec Office Properties. Mr. Wold also previously served as Executive Vice President and the head of the U.S. Acquisition Group for Equity Office Properties (a Sam Zell entity), which eventually became the largest U.S. office REIT in the country. Prior to Equity Office Properties, Mr. Wold held executive positions with the Cambridge Companies, Wells Fargo Realty Advisors and First National Bank of Chicago. Mr. Wold has previously served on the boards of Trizec Properties (NYSE) and Captivate Networks, Inc. and most recently with CTO Realty Growth, Inc. (NYSE), serving on the Governance and Compensation Committees. Mr. Wold is a graduate of the University of Illinois where he received a Bachelor of Science degree in Finance and Southern Methodist University where he received a M.S. in Real Estate.
We believe that Mr. Wold’s years of experience in the real estate investment industry support his appointment to our Board.

CORPORATE GOVERNANCE
Business Overview
We are an internally managed, publicly traded REIT that owns and operates a high-quality, newer-vintage portfolio of predominately single-tenant industrial and office properties. These assets are generally leased to creditworthy tenants under long-term net lease agreements with contractual rent escalations. Our wholly-owned portfolio contains properties with key characteristics, including difficult-to-replicate locations and significant tenant investment in the building, which we believe makes these properties more essential to the tenants.
The Company, founded in 2009 and headquartered in El Segundo, California, is led by an experienced, cycle-tested management team that, through equity ownership, is financially aligned with shareholders. Our executive management team has an average of approximately 34 years of commercial real estate experience and decades of experience operating public companies. In addition to the executive team, the Company’s nine senior real estate professionals average approximately 23 years of experience, and the entire senior real estate team has averaged nine years of experience working together. The team has extensive knowledge of our existing portfolio and has developed a broad network of long-standing industry relationships, especially in the markets where our properties are located.
On April 13, 2023, our common shares began trading on the NYSE under the symbol “PKST”.
Corporate Responsibility - Environmental, Social and Governance (“ESG”)
We are committed to conducting our business in a manner that benefits all of our shareholders and ensures a lasting and positive impact from our operations. As a result, we measure our success not only by our ability to generate profits but also our ability to reduce our impact on the environment, affect positive social change in our community and conduct our operations in accordance with the highest ethical standards.
Environmental Responsibility
We strive to consciously manage our operations in a way that minimizes our impact on the environment and promotes sustainability. At our headquarters, we leverage the latest technology to minimize our energy use, such as efficient and automated lighting systems, moderation and monitoring of heating and air conditioning, and recycling paper, plastics, metals and electronics. In addition, we encourage all of our employees to adopt sustainable best practices. For example, we promote the use of electronic communication over printing whenever possible and have implemented electronic approval systems. We also encourage our employees to use clean modes of transportation by providing safe bicycle storage areas as well as free electric vehicle charging stations.
Within our portfolio, we own multiple LEED certified and Energy Star certified properties and partner with our tenants to implement energy efficiency wherever possible in order to minimize the environmental impact of our buildings and emphasize the health and well-being of building occupants. We also ensure that all investment decisions receive thorough environmental screenings and impact assessments and strive to implement the latest in sustainable technology when developing or improving our properties.
Social Impact
We believe our employees are our greatest asset. Because of this perspective, we have implemented a number of programs to foster their professional growth and their growth as global citizens.
We offer all of our employees a comprehensive benefits and wellness package, which includes paid time off and parental leave, high-quality medical, dental and vision insurance, disability, pet and life insurance, fitness programs, 401(k) and long-term incentive plans. We also encourage internal mobility in our organization and provide career enhancement and education opportunities, as well as educational grants.
We believe that a wide range of opinions and experiences are key to our continued success, and we therefore value racial, gender, and generational diversity throughout our organization. As of December 31, 2022, approximately 49% of our employees were people of color/minorities and approximately 46% were women. In addition, as of December 31, 2022, half of our then eight-member Board was composed of women and/or minorities.

Our social policy extends beyond the individuals within our organization and encourages our employees to have a positive impact on the community around us. Throughout our organization, we have a shared passion and dedication to giving back to the communities in which we live and work.
Corporate Governance
We believe maintaining a rigorous corporate governance framework is essential to the success of our organization and we pride ourselves on diligently adhering to policies and procedures that ensure transparency, accountability, oversight and risk minimization across all levels of the Company. This includes the committees of our Board of Trustees, which oversee a wide range of matters such as investment activities, executive compensation and any conflict of interest related matters.
We also adhere to what we believe to be industry leading policies to ensure our management and employees are acting in a manner which protects the best interest of our stakeholders. This includes our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Policy on Inside Information and Insider Trading and much more.
Board Oversight of Risk Management
One of the key functions of our Board of Trustees is informed oversight of our risk management process. Our Board of Trustees administers this oversight function directly, with support from its three standing committees, the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which addresses risks specific to their respective areas of oversight as follows:
•
Audit Committee: The Audit Committee has the responsibility to consider and discuss our major financial risk exposures, including credit, liquidity and market risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements and oversees the performance of our internal audit function.

•
Compensation Committee: The Compensation Committee assesses and monitors compensation policies to ensure that such practices are designed to balance risk and reward in relation to the Company’s overall business strategy and do not encourage excessive risk-taking.

•
Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee monitors the general operations and performance of the Board of Trustees and the Company’s compliance with its Corporate Governance Guidelines and applicable laws and regulations, including the applicable NYSE listing requirements.

Our Board of Trustees and its standing committees also receive reports from the members of management responsible for the matters considered to enable our Board of Trustees and each committee to understand and discuss risk identification and risk management.
The Board of Trustees believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to monitor effectively the risks discussed above.
Audit Committee
The principal purposes of the Audit Committee are to (i) oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements and (ii) prepare an Audit Committee report as required by the SEC for inclusion in our annual proxy statement. The Audit Committee’s responsibility includes oversight related to:
•	our accounting and financial reporting processes and discussing these with senior management;
•	the integrity and audits of our consolidated financial statements and financial reporting process;
•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the role and performance of our internal audit function;
•	our systems of disclosure controls and procedures, internal control over financial reporting and other financial information;
•
our compliance with financial, legal and regulatory requirements related to our consolidated financial statements and other public financial disclosures, our compliance with our policies related thereto and our policy in respect of tax planning; and

•	our overall risk profile and risk management policies, including matters related to cybersecurity.
The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, and reviewing our annual and quarterly SEC filings. The Audit Committee also approves the Audit Committee Report required by SEC regulations to be included in our annual proxy statement.
The Audit Committee shall consist of no fewer than three independent trustees of the Company. The current members of the Audit Committee are three independent trustees, Samuel Tang (Chairperson), Gregory Cazel, and Carrie DeWees, each of whom is also independent as defined in Rule 10A-3 under the Exchange Act. Our Board has determined that Mr. Tang satisfies the requirements for an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and has designated Mr. Tang as the audit committee financial expert in accordance with applicable SEC rules. The Audit Committee held five meetings during 2022.
A copy of the charter of our Audit Committee is available in the “Governance Documents” subpage of the “Investors” section of our website at www.pkst.com.
Compensation Committee
The principal purposes of the Compensation Committee include:
•
reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluating their performance in light of such goals and objectives, and determining and approving their compensation based on such evaluation;

•	reviewing, approving, and making recommendations with respect to employment and severance agreements;
•	implementing and administering our incentive compensation plans and equity-based plans;
•	overseeing and assisting the Company in complying with our proxy statement and annual report disclosure requirements;
•	preparing and submitting for inclusion in our proxy statement and/or annual report a Compensation Committee Report; and
•	reviewing, evaluating, and recommending changes, if appropriate, to the compensation of trustees.
The current members of the Compensation Committee are three independent trustees, Samuel Tang (Chairperson), Gregory Cazel, and Casey Wold, each of whom is also independent under the rules of the NYSE. Our Board has determined that each member of the Compensation Committee is a “non-employee director” as defined in the SEC’s Rule 16b-3. The Compensation Committee held six meetings during 2022.
A copy of the charter of our Compensation Committee is available in the “Governance Documents” subpage of the “Investors” section of our website at www.pkst.com.
Nominating and Corporate Governance Committee
The principal functions of the Nominating and Corporate Governance Committee include:
•
identifying, recruiting and recommending to the full Board of Trustees qualified candidates for nomination by the Board to be elected as trustees by the Company’s shareholders at the annual meeting of shareholders or to fill Board vacancies consistent with criteria approved by the Board;

•	recommending to the Board of Trustees nominees for each Board committee and ensuring that such nominees and any incumbent members comply with any legal or regulatory membership criteria;

•	developing and recommending to the Board a set of Corporate Governance Guidelines and implementing and monitoring such guidelines;
•
overseeing the Board’s compliance with financial, legal and regulatory requirements, including applicable NYSE listing requirements and its ethics program as set forth in the Code of Business Conduct and Ethics;

•	reviewing and making recommendations to the Board on matters involving the general operation of the Board, including Board size and composition and committee structure and composition;
•
assisting management in the preparation of the disclosure regarding trustee independence and the operations of the Nominating and Corporate Governance Committee as required by the SEC to be included in the Company’s annual proxy statement;

•	reviewing all related party transactions in accordance with the Company’s Related Party Transaction Policy;
•	overseeing the Board’s evaluation of management;
•
no less than annually facilitating the assessment of the Board’s performance as a whole and of individual trustees and the Board’s committees, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing and periodically reviewing and discussing with management and the Board the Company’s policies, programs and practices relating to ESG matters.
The current members of the Nominating and Corporate Governance Committee are three independent directors, Casey Wold (Chairperson), Gregory Cazel, and Carrie DeWees. The Nominating and Corporate Governance Committee held three meetings during 2022.
A copy of the charter of our Nominating and Corporate Governance Committee is available in the “Governance Documents” subpage of the “Investors” section of our website at www.pkst.com.
Shareholder Communications with Trustees
The Chairperson, or Lead Trustee, as applicable, serves as the communications conduit for third parties who wish to communicate with the Board of Trustees. Shareholders and other interested parties may communicate with the Board of Trustees or specified individual trustees by sending written correspondence to the Chairperson in care of the Secretary of the Company at our headquarters, who will then forward such correspondence to the Chairperson. If the concern relates to accounting practices, internal controls, or auditing matters, the concerns should be submitted in writing to the General Counsel or the Chairperson of the Audit Committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, corporate conduct, or other matters, the concern should be submitted in writing to the General Counsel at our headquarters address. If a shareholder is uncertain as to which category his or her concern relates, he or she may communicate it to the General Counsel in care of our Secretary. All concerns submitted in care of our Secretary will be delivered to the appropriate independent trustee based upon our Secretary’s determination.
Though we have no formal policy on the matter, we encourage all of the members of the Board to attend our annual meeting of shareholders. All of the trustees serving at the time of the 2022 annual meeting other than Kathleen Briscoe attended such meeting.
Corporate Governance Guidelines
The Board of Trustees has adopted a set of Corporate Governance Guidelines that reflects the Board’s commitment to monitoring the effectiveness of decision-making at the Board and management level and ensuring adherence to good corporate governance principles, all with the goal of enhancing shareholder value over the long term. The Corporate Governance Guidelines are subject to periodic review by the Nominating and Corporate Governance Committee. The Corporate Governance Guidelines address, among other things:
•	the responsibilities and qualifications of trustees, including trustee independence;
•	the functioning of the Board;
•	the appointment and role of the Chairperson or Lead Trustee, as applicable;

•	the responsibilities, composition and functioning of the Board committees;
•	principles of and policies relating to trustee compensation, orientation and continuing education, related party transactions and resignation;
•	share ownership requirements; and
•	chief executive officer and chief financial officer succession planning.
A copy of the Corporate Governance Guidelines is available in the “Governance Documents” subpage of the “Investors” section of our website at www.pkst.com.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics applies to trustees, officers and employees. Among other matters, the code is intended to deter wrongdoing and promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the Code to appropriate persons identified in the Code; and
•	accountability for adherence to the Code.
Any waiver of, or changes to, the Code of Business Conduct and Ethics that apply to executive officers or trustees of the Company may be made only by the Nominating and Corporate Governance Committee or another committee of our Board comprising solely independent trustees or a majority of our independent trustees. Any such waiver will be promptly disclosed as required by law or regulation of the SEC and the rules of the NYSE.
A copy of the Code of Business Conduct and Ethics is available in the “Governance Documents” subpage of the “Investors” section of our website at www.pkst.com. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Business Conduct and Ethics applicable to our executive officers or trustees by posting such information on our website.
Company Policies
Share Ownership Requirements
We believe that equity ownership by our trustees and executive officers helps align their interests with our shareholders’ interests and therefore have adopted share ownership requirements applicable to all of our trustees and executive officers. On an annual basis, we evaluate the ownership status of the trustees and executive officers, subject to the transition period described below.
The Chief Executive Officer is required to own equity securities of the Company equal in value to at least five times his annual base salary and each other executive officer is required to own equity securities of the Company equal in value to at least three times his or her annual base salary. Non-employee trustees are required to own equity securities equal in value to at least three times their annual base cash retainer. Executive officers and trustees must satisfy the ownership requirements within five years from the later of (i) April 13, 2023 (i.e., the date on which these share ownership requirements became effective) or (ii) the date any new trustee or executive officer first becomes subject to the applicable ownership level.
The Nominating and Corporate Governance Committee may waive the share ownership requirements in the event of a severe hardship or in circumstances in which compliance would prevent the participant from complying with a court order.
Hedging and Pledging Company Securities
Our Policy on Inside Information and Insider Trading prohibits our officers, trustees, employees and immediate family members and persons who reside in the same household as any of the foregoing persons from engaging in the following transactions: (i) trading in call or put options involving our securities and other derivative securities; (ii) engaging in short sales of our securities; (iii) holding our securities in a margin account; (iv) all forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts; and (v) pledging our securities to secure margins or other loans, subject to limited exceptions.
Board and Committee Self-Evaluations
Pursuant to the Company’s Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee conducts an annual evaluation of its own performance and oversees the Board’s annual evaluation of management and the periodic, but no less than annual, evaluation of the Board and each of the other committees of the Board.

EXECUTIVE OFFICERS
Included below is certain information regarding our executive officers.
Name	Age	Position(s)	Period with Company
Michael J. Escalante	62	Chief Executive Officer, President, and Trustee	11/2013 - present
Javier F. Bitar	61	Chief Financial Officer and Treasurer	6/2016 - present
Nina Momtazee Sitzer	55	Chief Legal and Administrative Officer, Executive Vice President – Operations, and Secretary	6/2019 - present
Michael J. Escalante is our Chief Executive Officer, President and a trustee. He has been our President since our formation in 2009, a trustee since February 2015, and our Chief Executive Officer since April 2019. Additional information regarding Mr. Escalante is provided above under “Board of Trustees—Information Regarding Our Trustees.”
Javier F. Bitar is our Chief Financial Officer and Treasurer. He has been our Chief Financial Officer and Treasurer since June 2016. Mr. Bitar served as Chief Financial Officer and Treasurer of EA-1 from June 2016 to April 2019. Mr. Bitar has over 34 years of commercial real estate related accounting and financial experience, including over 20 years of executive management-level experience. Prior to joining GCC, from July 2014 to May 2016, Mr. Bitar served as the Chief Financial Officer of New Pacific Realty Corporation, a real estate investment and development company. From January 2014 to July 2014, Mr. Bitar served as the Proprietor of JB Realty Advisors, a real estate consulting and advisory company. From July 2008 to December 2013, Mr. Bitar served as the Chief Operating Officer of Maguire Investments, where he was responsible for overseeing operating and financial matters for the company’s real estate investment and development portfolio. Mr. Bitar also served as Senior Investment Officer at Maguire Properties, Inc. from 2003 to 2008 and as Partner and Senior Financial Officer at Maguire Partners from 1987 to 2003. Mr. Bitar graduated Magna Cum Laude from California State University, Los Angeles, with a Bachelor of Business Administration degree and is a Certified Public Accountant in the State of California.
Nina Momtazee Sitzer is our Chief Legal and Administrative Officer, Executive Vice President – Operations, and Secretary. Prior to March 2023, she was our General Counsel, Chief Administrative Officer and Secretary. She was also Executive Vice President – General Counsel from June 2019 to January 2021. From December 2011 until she joined the Company, Ms. Sitzer was a partner in the real estate department at the law firm of DLA Piper LLP (US) in Chicago, Illinois. From 1994 until she joined DLA Piper, Ms. Sitzer was at Katten Muchin Rosenman in Chicago, Illinois, where she was also a partner in the real estate group. Ms. Sitzer has over 31 years of experience in the real estate industry across a broad range of property types. Ms. Sitzer earned her B.A. from Emory University in Atlanta, Georgia, studied at the London School of Economics and Political Science, and earned her J.D. degree from Northwestern University Pritzker School of Law in Chicago, Illinois.

STOCK OWNERSHIP
Beneficial Ownership of the Company’s Common Shares
The following table sets forth, as of April 18, 2023, the record date, the amount of our common shares beneficially owned by: (1) any person who is known by us to be the beneficial owner of more than 5% of our outstanding common shares; (2) each of our trustees; (3) each of our NEOs; and (4) all of our current trustees and executive officers as a group. To our knowledge, no shares or OP Units beneficially owned by any executive officer or trustee have been pledged as security.
Name and Address of Beneficial Owner(1)	Number of Common Shares and OP Units(2)	Percentage of all Common Shares(3)	Percentage of all Common Shares and OP Units(4)
Trustees and Executive Officers
Michael J. Escalante, Chief Executive Officer and President	105,671(5)	*	*
Javier F. Bitar, Chief Financial Officer and Treasurer	23,015(6)	*	*
Nina Momtazee Sitzer, Chief Legal and Administrative Officer, Executive Vice President – Operations, and Secretary	6,843	*	*
Louis K. Sohn, Executive Vice President	12,172(7)	*	*
Scott A. Tausk, Executive Vice President	12,519(8)	*	*
Gregory M. Cazel, independent trustee	6,150	*	*
Carrie DeWees, independent trustee	—	*	*
Samuel Tang, independent trustee	5,067	*	*
Casey Wold, independent trustee	—	*	*
All trustees and executive officers as a group (seven persons)(9)	146,746	0.4%	0.4%
5% Shareholder
Kevin A. Shields	3,110,292(10)	8.7%	7.9%
*	Represents less than 1% of our outstanding common shares as of April 18, 2023.
(1)	The address of each trustee and NEO listed is 1520 E. Grand Avenue, El Segundo, California 90245. The address of Kevin A. Shields is 266 Kansas Street, El Segundo, California 90245.
(2)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to common shares and common shares issuable to the named person upon exchange of interests in our operating partnership and common shares issuable pursuant to options, warrants and similar rights held by the respective person or group, in each case, that may be exercised or redeemed within 60 days following April 18, 2023. Except as otherwise indicated by footnote, (i) amounts represent common shares, and (ii) subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all common shares shown as beneficially owned by them.

(3)
The total number of common shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 35,846,083 common shares outstanding as of April 18, 2023, (b) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable, or restricted stock units that settle, within 60 days of April 18, 2023, and (c) the number of common shares that are issuable to such person(s) upon redemption of limited partnership units of our operating partnership (“OP Units”) owned by such person(s). All OP Units held by the named persons are currently redeemable for common shares or cash at our option.

(4)
The total number of common shares and OP Units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 35,846,083 common shares outstanding as of April 18, 2023, (b) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable, or settlement of restricted stock units, within 60 days of April 18, 2023, and (c) 3,535,931 OP Units outstanding as of April 18, 2023 (other than OP Units held by us).

(5)
Includes 19,330 time-based Restricted Stock Units (“RSUs”) that vested on December 31, 2022 (after withholding of shares to satisfy tax withholding obligations). The common shares underlying the RSUs were not delivered upon vesting, but instead were deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Escalante’s termination of employment.

(6)
Includes 2,761 time-based RSUs that vested on December 31, 2022 (after withholding of shares to satisfy tax withholding obligations). The common shares underlying the RSUs were not delivered upon vesting, but instead were deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Bitar’s termination of employment.

(7)
Includes 1,381 time-based RSUs that vested on December 31, 2022 (after withholding of shares to satisfy tax withholding obligations). The common shares underlying the RSUs were not delivered upon vesting, but instead were deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Sohn’s termination of employment.

(8)
Includes 1,391 time-based RSUs that vested on December 31, 2022 (after withholding of shares to satisfy tax withholding obligations). The common shares underlying the RSUs were not delivered upon vesting, but instead were deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Tausk’s termination of employment.

(9)	Includes trustees/trustee nominees and current executive officers as of April 18, 2023.
(10)	Includes 79,073 common shares and 3,031,219 OP Units. A portion of the common shares and OP Units are owned by Griffin Capital Vertical Partners, L.P., which is indirectly owned by Mr. Shields.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Trustees has appointed Ernst & Young to be our independent registered public accounting firm for the year ending December 31, 2023. A representative of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from shareholders.
Although shareholder approval is not required, our Board of Trustees is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the shareholders at the annual meeting in order to ascertain the view of the shareholders regarding such appointment. The Audit Committee reserves the right, however, to select a new auditor at any time in the future in its discretion if it deems such decision to be in the best interests of the Company and its shareholders. Any such decision would be disclosed to the shareholders in accordance with applicable securities laws.
During the year ended December 31, 2022, Ernst & Young served as our independent auditor and provided certain tax and other services. Ernst & Young has served as our independent auditor since our formation.
Board of Trustees Recommendation
THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.
Vote Required
The ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of a majority of the votes cast on such proposal, if a quorum is present. Abstentions and broker non-votes will have no impact on the vote on this proposal. In the event that this matter is not ratified by our shareholders, the Audit Committee will reconsider whether or not to retain our independent registered public accounting firm at its next scheduled meeting.
Pre-Approval Policies
The Audit Committee Charter imposes a duty on the Audit Committee to pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (“Pre-Approval Policy”) or through a separate pre-approval by the Audit Committee, all auditing services performed for the Company by our independent auditor, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditor’s independence. In determining whether or not to pre-approve services, the Audit Committee considers whether the service is permissible under applicable SEC rules. The Chairperson of the Audit Committee may pre-approve certain audit and non-audit services not otherwise approved by the Pre-Approval Policy, provided such pre-approval is presented to the full Audit Committee at its next scheduled meeting.
All services rendered by Ernst & Young in the year ended December 31, 2022 were pre-approved by the Audit Committee.

Fees Paid to Principal Auditor
The Audit Committee reviewed the audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the non-audit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young. The aggregate fees billed to us for professional accounting services provided by Ernst & Young, including the audits of our annual financial statements, for the years ended December 31, 2022 and 2021, respectively, are set forth in the table below.
	2022	2021
Audit Fees	$2,003,453	$2,323,328
Audit-Related Fees	30,100	14,100
Tax Fees	847,548	733,858
All Other Fees	2,000	1,465
Total	$2,883,101	$3,072,751
For purposes of the preceding table, the professional fees are classified as follows:
•
Audit Fees - These are fees for professional services performed for the audit of our annual financial statements and the required review of our quarterly financial statements and other procedures performed by the independent auditors to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, and services that generally only an independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC.

•
Audit-Related Fees - These are fees for assurance and related services that traditionally are performed by an independent auditor, such as due diligence related to acquisitions and dispositions, audits related to acquisitions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•
Tax Fees - These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local tax matters. Such services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax matters related to due diligence.

•	All Other Fees - These are fees for other permissible services that do not meet one of the above-described categories, including assistance with internal audit plans and risk assessments.

AUDIT COMMITTEE REPORT
Pursuant to the Audit Committee Charter adopted by the Board of Trustees of the Company, the Audit Committee’s primary function is to assist the Board of Trustees in fulfilling its oversight responsibilities by overseeing the independent auditors, the audit and financial reporting process and the system of internal control over financial reporting that management has established and by reviewing the financial information to be provided to the Company’s shareholders and others. As of December 31, 2022, the Audit Committee was composed of four independent trustees and met five times during the year. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent registered public accounting firm devotes more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurances with regard to the financial statements of the Company, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2022 in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of the financial reporting and controls of the Company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgment as to the quality and acceptability of the financial statements and such other matters as are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee also received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In addition, the Audit Committee considered the compatibility of non-audit services provided by the independent registered public accounting firm with the auditors’ independence.
The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the financial reporting of the Company.
In reliance on these reviews and discussions, the Audit Committee recommended to our Board of Trustees that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year-ended December 31, 2022 for filing with the SEC. Our Board of Trustees subsequently accepted the Audit Committee’s recommendation and approved the Annual Report on Form 10-K for the year-ended December 31, 2022 for filing with the SEC.
Samuel Tang (Chairperson)(1)
(1)
Following the Audit Committee’s approval of this report and recommendation to the Board of Trustees, (i) Ranjit Kripalani, James Risoleo, and J. Grayson Sanders resigned from the Board effective as of April 13, 2023, (ii) Carrie DeWees was appointed to the Audit Committee effective as of April 13, 2023, and (iii) Gregory Cazel was appointed to the Audit Committee effective as of April 26, 2023. As a result, Ms. DeWees and Mr. Cazel did not participate in any determinations or discussions regarding the Company’s audited financial statements for the year ended December 31, 2022, the independent registered public accounting firm’s audit or related matters.

The preceding Audit Committee Report to shareholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 3 - ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY” VOTE)
General Information
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enable our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules.
Say on Pay Vote Mechanics
We are asking our shareholders to provide advisory (non-binding) approval of the compensation paid to our NEOs, as described in the “Compensation Discussion and Analysis” section and the compensation tables and narrative disclosures of this proxy statement (beginning on page 24).
This advisory (non-binding) vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as described in this proxy statement.
Say on Pay Voting Results in 2022
Our Compensation Committee values the feedback of our shareholders and plans to take into account the outcome of say on pay votes when considering executive compensation arrangements and potential changes to our executive compensation program. At our 2022 annual meeting of shareholders, approximately 91% of the votes cast approved our executive compensation program. The Compensation Committee viewed this advisory vote as an expression of support of our executive compensation arrangements. Consistent with the recommendation of our Board and the vote of the shareholders at the 2020 annual meeting, the Board has determined to include an advisory shareholder vote on NEO compensation in our proxy materials every year. This policy will remain in effect until the next advisory (non-binding) vote on the frequency of say on pay votes, which will be no later than at the 2026 annual meeting of shareholders.
Highlights of our Executive Compensation Program
We believe that our executive compensation program:
•	aligns executive compensation to business objectives and overall Company performance;
•	attracts, retains, and motivates highly-qualified executives;
•	balances the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years; and
•
has features designed to further align executive compensation with shareholder interests and mitigate risks, including: (i) no minimum guaranteed base salary increases and (ii) no significant perquisites.

Board of Trustees Recommendation
THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SAY ON PAY PROPOSAL, AS STATED BY THE FOLLOWING RESOLUTION:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table, and the other related tables and disclosures.”
The say on pay vote is advisory, and therefore not binding on the Company, our Board of Trustees or our Compensation Committee. Our Board of Trustees and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of this vote in considering future compensation arrangements.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the votes cast on such proposal, if a quorum is present. Abstentions and broker non-votes will have no impact on the vote on this proposal.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis outlines the principles underlying our executive compensation policies and decisions as it relates to the Company’s NEOs. The Company’s NEOs for 2022 were:
•	Michael J. Escalante—Chief Executive Officer and President;
•	Javier F. Bitar—Chief Financial Officer and Treasurer;
•	Nina Momtazee Sitzer—Chief Legal and Administrative Officer, Executive Vice President—Operations, and Secretary;
•	Louis K. Sohn—Executive Vice President; and
•	Scott A. Tausk—Executive Vice President.
2022 Performance Highlights
Set forth below are the Company’s performance highlights for 2022:
•	We made significant progress toward achieving a strategic transaction that would provide liquidity to shareholders who so desire it, as well as position the Company for growth in the future;
•	Revenue totaled approximately $416.5 million for the year December 31, 2022;
•	AFFO was $4.81 per basic and diluted share for the year ended December 31, 2022;
•
In two transactions, we sold a majority interest in 46 office properties located across the continental United States for an aggregate sale price of $1.27 billion, less closing costs and other closing credits;

•	We completed two other strategic dispositions for an aggregate sale price of $126.3 million, less closing costs and other closing credits;
•	We repaid approximately $1.0 billion of outstanding debt, primarily from the proceeds of the sale transactions referred to above; and
•	We collected approximately 100% of contractual rent during each month of 2022.
See Appendix A hereto for our definition of AFFO and a reconciliation of this non-GAAP financial measure.
Say on Pay Vote
Our Compensation Committee values the feedback of our shareholders and plans to take into account the outcome of say on pay votes when considering executive compensation arrangements and potential changes to our executive compensation program. At our 2022 annual meeting of shareholders, approximately 91% of the votes cast approved our executive compensation program. The Compensation Committee viewed this advisory vote as an expression of support of our executive compensation arrangements. Consistent with the recommendation of our Board and the vote of the shareholders at the 2020 annual meeting, the Board has determined to include an advisory stockholder vote on NEO compensation in our proxy materials every year. This policy will remain in effect until the next advisory (non-binding) vote on the frequency of say on pay votes, which will be no later than at the 2026 annual meeting of shareholders.
Compensation Objectives and Philosophy
Our Compensation Committee believes that the Company’s compensation program for executive officers should:
•	attract, retain and motivate highly-skilled executives;
•	encourage management to balance short-term goals against longer-term objectives without incentivizing excessive risk-taking;
•	achieve an appropriate balance between risk and reward that does not incentivize excessive risk-taking; and
•	align the interests of management and shareholders through the use of equity-based compensation.

Our Compensation Committee applied this philosophy in establishing each of the elements of executive compensation for the fiscal year ended December 31, 2022, and believes that our executive compensation program achieves these objectives demonstrated by the following:
•
We determine compensation arrangements for our executives based on market data, current compensation trends and internal equity considerations, in consultation with our independent compensation consultant, as discussed under the heading “Peer Group” and “Elements of Compensation”.

•	We reward management using a balanced approach that incorporates cash incentives subject to an assessment of the Company’s financial and operating results.
•	Approximately one-half of our NEOs’ aggregate compensation is paid in the form of equity with long-term vesting to promote retention and alignment with shareholders.
Our Compensation and Governance Practices & Policies
We believe the following practices and policies promote sound compensation governance and are in the best interests of our shareholders and executives:
What We Do		What We Do Not Do
✓	Compensation Committee comprised solely of independent trustees	X	No significant perquisites
✓	Independent compensation consultant	X	No guarantees for salary increases
✓	Significant portion of total compensation in the form of equity awards with long-term vesting	X	No tax gross-ups to our NEOs
Determining Compensation for Named Executive Officers
Role of the Compensation Committee
Our Compensation Committee is comprised entirely of “independent” trustees, as that term is defined in the NYSE’s listing standards, and operates under a written charter. They are responsible for determining compensation for all of the Company’s NEOs, including evaluating compensation policies, approving target and actual compensation for executives and administering our equity incentive programs.
Role of Management
Our Chief Executive Officer plays an important role in setting compensation for our other executive officers by assisting our Compensation Committee in evaluating individual goals and objectives and developing compensation recommendations for NEOs other than himself. Final decisions on the design of the compensation program, including total compensation, are ultimately made by our Compensation Committee.
Role of Compensation Consultant
Our Compensation Committee is authorized to retain the services of a compensation consultant to be used to assist in the review and establishment of our compensation programs and related policies. Ferguson Partners Consulting L.P. (“Ferguson Partners”) serves as our independent compensation consultant and advises our Compensation Committee on executive officer and trustee compensation. Other than advising our Compensation Committee on executive officer and trustee compensation, Ferguson Partners did not provide any services to the Company in 2022. The Compensation Committee has determined that Ferguson Partners is independent.

Peer Group
Ferguson Partners provided our Compensation Committee with comparative market data on the overall compensation program for our executive officers based on an analysis of peer companies. In developing the Company’s peer group, our Compensation Committee took into consideration the following:
•
Year-End 2021 – At year-end 2021 (when target 2022 compensation levels were established), the peer group was established using REITs that were comparable in terms of (i) size, ranging from approximately 0.5x to 2.0 our total capitalization at that time, (ii) scope of operations, companies that primarily invest in office, industrial or net lease properties, and/or (iii) geographic location (i.e., headquartered in Southern California).

•
Year-End 2022 – Following recent disruptions in the office REIT industry, the Compensation Committee determined that using the same set of companies as evaluated at year-end 2021 (other than the replacement of Columbia Property Trust, which was acquired in 2021, with comparably-sized Empire State Realty Trust) was appropriate after considering that (i) stock price volatility resulted in year-to-year inconsistency in evaluating the relative size of potential peers, and (ii) peer group continuity was important during this transitional period for the Company to ensure that market trends could be appropriately assessed. This peer group was used to assess year-end 2022 bonuses and equity awards, but was not used to establish 2023 target compensation for our NEOs.

Below is the Peer Group used in 2022 to evaluate compensation for our NEOs:
2022 Executive Compensation Peer Group
Brandywine Realty Trust	Hudson Pacific Properties, Inc.	Spirit Realty Capital, Inc.
Cousins Properties Incorporated	JBG SMITH Properties	STAG Industrial, Inc.
Douglas Emmett, Inc.	Kilroy Realty Corporation	STORE Capital Corporation
Empire State Realty Trust, Inc.	LXP Industrial Trust	Terreno Realty Corporation
First Industrial Realty Trust, Inc.	PS Business Parks, Inc.
Highwoods Properties, Inc.	Rexford Industrial Realty, Inc.
In reviewing the market data, our Compensation Committee does not target any particular peer group percentile for any compensation element but is sensitive to the pay ranking for each NEO.
Elements of Compensation
Our executive compensation program for NEOs consists of base salary, an annual incentive cash bonus and long-term equity incentive awards.
Base Salary
Base salary is intended to attract and retain executive officers and is generally based on the scope and complexity of the role and responsibilities, and individual performance. Our Compensation Committee seeks to target our NEOs’ base salaries at competitive levels to recognize professional growth, success and/or increased responsibilities within the Company. Base salaries are reviewed annually to assess if adjustments are appropriate. Based on a review of competitive market data, internal pay equity factors and the increased responsibilities for certain NEOs, the base salaries of Mr. Bitar and Ms. Sitzer were increased in 2022. The base salaries for each of our NEOs in 2022 and 2021 were as follows:
Named Executive Officer	2022 Salary	2021 Salary	% Change
Michael J. Escalante	$925,000	$925,000	0%
Javier F. Bitar	$525,000	$500,000	5.0%
Nina Momtazee Sitzer	$500,000	$450,000	11.1%
Louis K. Sohn	$350,000	$350,000	0%
Scott A. Tausk	$350,000	$350,000	0%

Annual Incentive Program (Cash Bonuses)
Under the terms of their respective employment agreements, our NEOs are entitled to receive an annual cash bonus within a specified range based on a percentage of their base salary as follows:
Named Executive Officer	Threshold	Target	Maximum
Michael J. Escalante	175%	250%	325%
Javier F. Bitar	100%	150%	200%
Nina Momtazee Sitzer	75%	125%	175%
Louis K. Sohn	75%	125%	175%
Scott A. Tausk	75%	125%	175%
Our annual incentive program provides variable incentive compensation, payable in cash, designed to reward our NEOs for the achievement of annual operational and financial goals, as well as individual performance and significant non-financial achievements. In determining the size of cash bonus awards, our Compensation Committee thoroughly reviews the Company’s performance and individual performance of the NEOs. For the NEOs’ 2022 incentive cash bonuses, our Compensation Committee took into consideration the following key accomplishments:
2022 CASH BONUS CRITERIA
Company Goals	Weighting	Assessment Criteria*	Performance Assessment
Strategic Transaction/ Liquidity Event	40%
› Progress towards execution of transactions that generate cash to enable a strategic transaction (e.g., refinancing, sales, joint ventures, etc.)

› Explore, prepare for and potentially engage in a strategic transaction that provides liquidity

Exceeded Expectations:
• Closed on the sale of a majority interest in 46 office properties for approximately $1.3 billion and repayment of $1 billion of debt
• Sold the one-property campus in Phoenix, Arizona for a gross price of $93 million
• Filed registration statements with the SEC to facilitate strategic transactions, including Form 10 for previously proposed spin-off transaction
• Simultaneously pursued strategic alternatives during 2022
• Developed an asset disposition plan to sell 12 properties totaling 2.47 million square feet

Financial Metrics	40%
› Balance sheet management
› Focus on key metrics, targeting public company levels, including:
- FFO per share
- AFFO per share
- Same-store NOI growth
- Debt to EBITDA
multiple**
› Maintain current distribution level

Exceeded Expectations:
• Conservatively managed our balance sheet with low leverage, fixed rates for predictable cash flows and staggered maturities on long-term debt
• Executed two amendments to our revolving credit facility
• Reduced 2023 debt maturities from $708.1 million as of December 31, 2021 to $37.5 million as of September 30, 2022
• Same Store Cash NOI increased 5%
• Net debt to Normalized EBITDAre decreased to 7.3x as of September 30, 2022 compared to 7.4x as of December 31, 2021
• General and administrative expense decreased from $32.0 million for the nine months ended September 31, 2021 to $29.3 million for the nine months ended September 31, 2022
• Maintained distribution level

2022 CASH BONUS CRITERIA
Company Goals	Weighting	Assessment Criteria*	Performance Assessment
Asset Management and Portfolio Operations	20%	Engage in active management strategies to maximize the value of our assets and support the evolving needs of our tenants
Performed Consistent with Expectations:
• Portfolio was 95.5% leased as of December 31, 2022, with an average economic occupancy of 94.8%
• Weighted average remaining lease term of approximately 7.1 years
• Renewed four expiring leases
• Over 700,000 square feet of new leases and expansions commenced in 2022

*
Our Compensation Committee made compensation determinations regarding cash bonuses in December 2022, prior to the availability of full year 2022 performance information. Accordingly, the performance assessments for the criteria above include the performance highlights considered by the Compensation Committee at that time, along with full year or year-end information, as applicable.

**	See Appendix A hereto for our definitions of FFO, AFFO, Same Store Cash NOI, Net Debt, EBITDA and Normalized EBITDAre.
Based on its assessment of Company performance as described above, as well as individual performance, our Compensation Committee approved bonuses to Mr. Bitar and Ms. Sitzer above target in light of their extraordinary contributions in facilitating the Company’s strategic transactions, Mr. Escalante and Mr. Tausk at target and Mr. Sohn below target. The bonus approvals were as follows:
	2022 Cash Bonus		2021 Cash Bonus
Named Executive Officer	Payout ($)	As a % of Target	Payout ($)	% Change
Michael J. Escalante	$2,312,500	100.0%	$2,200,000	5.1%
Javier F. Bitar	$1,000,000	127.0%	$750,000	33.3%
Nina Momtazee Sitzer*	$1,000,000	160.0%	$750,000	33.3%
Louis K. Sohn	$300,000	68.6%	$437,500	(31.4)%
Scott A. Tausk	$437,500	100.0%	$437,500	0%
*	Ms. Sitzer’s bonus includes an additional $125,000 paid outside of the annual incentive program in connection with her extraordinary contributions in facilitating the Company’s strategic transactions.
Long-Term Incentive Program (Equity-Based Compensation)
Grants Relating to 2022 Performance
The Compensation Committee grants equity awards to its NEOs based on their performance for that year. In December 2022, the Compensation Committee reviewed management’s recommendation regarding the proposed dollar value of the 2022 incentive equity awards to be granted in 2023 in respect of 2022 performance and agreed with those recommendations. In reviewing management’s recommendation, the Compensation Committee considered performance as outlined under “Annual Incentive Program (Cash Bonuses)” above.

In March 2023, the Compensation Committee approved and granted to each of the NEOs the 2022 incentive equity awards equal to the values determined in December 2022 and provided in the table below. Consistent with prior years, these time-based RSUs accrue dividend-equivalent payments as if such awards were issued on January 1, 2023 and vest in equal, one-third installments, on December 31, 2023, 2024 and 2025; provided that the NEO remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the respective Restricted Stock Unit Award Agreement and/or respective employment agreement, as applicable. The values of the approved and granted RSUs represented no increase from the prior year, except for Ms. Sitzer in connection with her increased responsibilities and extraordinary contributions in facilitating the Company’s strategic transactions, and were as follows:
Named Executive Officer	Value of RSUs ($)(1)	No. of RSUs(2)
Michael J. Escalante	$3,500,000	52,340
Javier F. Bitar	$1,000,000	14,954
Nina Momtazee Sitzer	$1,000,000	14,954
Louis K. Sohn	$500,000	7,477
Scott A. Tausk	$500,000	7,477
(1)
Reflects the value of the RSUs granted based on the most recently published NAV as of June 30, 2022 ($7.43), which was prior to the one-for-nine reverse share split of the Company’s common shares that was effective as of March 10, 2023.

(2)	Reflects the RSUs granted, as adjusted for the one-for-nine reverse share split of the Company’s common shares that was effective as of March 10, 2023.
Grants Issued in Fiscal Year 2022 Relating to 2021 Performance
In December 2021, the Committee reviewed the performance of our NEOs in conjunction with its determination of 2021 bonuses and in consultation with our Chief Executive Officer concluded that it was appropriate to grant equity awards to our NEOs to incentivize performance, encourage retention, and align our NEOs’ compensation with the long-term growth and performance of the Company. The awards granted to our NEOs were as follows:
Named Executive Officer	Value of RSUs ($)(1)	No. of RSUs(2)
Michael J. Escalante	$3,499,998	471,063
Javier F. Bitar	$1,000,004	134,590
Nina Momtazee Sitzer	$749,999	100,942
Louis K. Sohn	$500,002	67,295
Scott A. Tausk	$500,002	67,295
(1)
Reflects the value of the RSUs granted based on the most recently published NAV as of June 30, 2022 ($7.43), which was prior to the one-for-nine reverse share split of the Company’s common shares that was effective as of March 10, 2023. The values set forth in the Summary Compensation Table reflect the grant date fair value, and as a result of rounding, do not match these values to the exact dollar.

(2)	Reflects the RSUs granted prior to the one-for-nine reverse share split of the Company’s common shares that was effective as of March 10, 2023.
The number of RSUs granted in August 2022 was determined by the Compensation Committee based on a review of the performance of the NEOs. The RSUs will be settled in common shares in accordance with the terms of the respective Restricted Stock Unit Award Agreements and/or respective employment agreements, as applicable. Each RSU represents a contingent right to receive one common share when settled in accordance with the terms of the respective Restricted Stock Unit Award Agreements and/or respective employment agreements, as applicable, and have vested or will vest in equal, one-third installments on each of December 31, 2022, 2023 and 2024; provided that such NEO remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the respective Restricted Stock Unit Award Agreements and/or respective employment agreement, as applicable. See “Potential Payments Upon Termination or Change in Control—Employment Agreement with Our Chief Executive Officer” and “Potential Payments Upon Termination or Change in Control—Employment Agreements with Our Other Named Executive Officers” below for additional information regarding the employment agreements with our NEOs.

Risk Mitigation
Our executive compensation program is designed to achieve an appropriate balance between risk and reward that does not incentivize excessive risk-taking. We believe that our annual cash bonus program and equity compensation program contain appropriate risk mitigation factors, as summarized below:
•	cap on awards;
•	balance of short-term and long-term incentives through annual cash bonuses and long-term equity compensation;
•	substantial portion of total compensation is in the form of long-term equity awards;
•	vesting periods of either three or four years based on continued service as of the vesting date; and
•	pre-clearance requirement for any hedging or pledging transactions.
Other Plans, Perquisites and Personal Benefits
Each of our NEOs is eligible to participate in all of our compensatory and benefit plans on the same basis as our other employees.
Employment and Severance Arrangements
We have entered into employment agreements with our NEOs that provide for various severance and change in control benefits and other terms and conditions of employment, described in further detail in “Potential Payments Upon Termination or Change in Control” below.
401(k) Profit Sharing Plan
Our NEOs participate in a combined 401(k) profit sharing plan. The plan provides for a safe harbor employer contribution whereby the Company contributes to the plan on behalf of the NEOs in an amount equal to 3% of the NEO’s gross income per year. The Company may elect to make additional annual discretionary employer contributions above the safe harbor employer contributions up to the IRS maximum allowable defined contribution retirement plan limit, which was set at $61,000 for 2022. Participants age 50 or over at the end of the calendar year were also entitled to make catch-up contributions in the amount of $6,500.
Executive Deferred Compensation Plan
We also maintain an Executive Deferred Compensation Plan, which enables our NEOs to defer the income taxation of salary and bonus amounts elected to be deferred in accordance with the terms of the plan. See “Nonqualified Deferred Compensation” below for additional information about our Executive Deferred Compensation Plan.
Amended and Restated Employee and Director Long-Term Incentive Plan
The equity awards granted to our NEOs during 2022 were granted pursuant to our Amended and Restated Employee and Director Long-Term Incentive Plan (the “Plan”). The Plan provides for the grant of awards to the Company’s trustees, full-time employees and certain consultants that provide services to the Company or affiliated entities. Awards granted under the Plan may consist of stock options, restricted stock, stock appreciation rights, distribution equivalent rights and other equity-based awards. The stock-based payment will be measured at fair value and recognized as compensation expense over the vesting period. As of December 31, 2022, approximately 329,933 common shares were available for future issuance under the Plan, after giving effect to the one-for-nine reverse share split that was effective as of March 10, 2023.
Tax Considerations
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the determination of the covered employees was generally expanded.
In approving the amount and form of compensation for our NEOs in the future, the Compensation Committee will consider all consequences of providing such compensation, including the potential impact to the Company of Section 162(m) of the Code. As a REIT, we generally are entitled to a deduction from our taxable income for dividends that we pay currently to our shareholders. To meet the REIT requirements and to eliminate our income tax liability at the REIT level, we generally distribute all, and sometimes more than all, of our taxable income. (If we distribute amounts to shareholders in excess of our tax earnings and profits, those excess amounts are a return of capital to our shareholders for tax purposes, rather than taxable dividends.) Thus, any non-deductibility of compensation paid by us is not expected to result in increased tax liability to the Company, but might require us to make increased distributions to shareholders or might result in a greater portion of our distributions being taxable to shareholders as dividends (rather than as a return of capital).

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the information required by Item 402(b) of Regulation S-K and contained in the Compensation Discussion and Analysis section of this proxy statement and, based on such review and discussions, recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.
Submitted by the Compensation Committee
of the Board of Trustees:
Samuel Tang (Chairperson)(1)
(1)
Casey Wold was appointed to the Compensation Committee effective as of April 13, 2023 and Gregory Cazel was appointed to the Compensation Committee effective as of April 26, 2023. As a result, Mr. Wold and Mr. Cazel did not participate in any determinations or discussions regarding the compensation matters described in the Compensation Discussion and Analysis included in this proxy statement.

The preceding Compensation Committee Report to shareholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2022, our Compensation Committee members were Ranjit M. Kripalani (Chair), Samuel Tang and J. Grayson Sanders. During 2022:
•	none of our executive officers was a trustee of another entity where one of that entity’s executive officers served on our Compensation Committee;
•	no member of the Compensation Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries;
•	no member of the Compensation Committee entered into any transaction with our Company in which the amount involved exceeded $120,000;
•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on our Compensation Committee; and
•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a trustee on our Board of Trustees.

PAY VERSUS PERFORMANCE
The following table sets forth information concerning the compensation actually paid to our CEO and to our other NEOs compared to Company performance for the years ended December 31, 2022, 2021 and 2020. The Compensation Committee did not consider the pay versus performance data presented below in making its pay decisions for any of the years shown.
Year	Summary Compensation Table Total for CEO(1)(2)	CAP to CEO(3)	Average Summary Compensation Table Total Pay for other NEOs(1)(2)	Average CAP to other NEOs(3)	Net Income (Loss)	Net Debt to Normalized EBITDAre(4)
2022	$7,470,408	$6,498,879	$2,001,892	$1,806,936	$(441,382,000)	7.7x
2021	$8,802,505	$8,960,594	$2,098,412	$2,128,335	$11,570,000	7.4x
2020	$3,305,180	$3,074,531	$2,231,287	$2,178,989	$(5,774,000)	8.4x

(1)
For 2022 and 2021, the CEO was Michael J. Escalante and the other NEOs were Javier F. Bitar, Nina Momtazee Sitzer, Louis K. Sohn and Scott A. Tausk. For 2020, the CEO was Michael J. Escalante and the other NEOs were Javier F. Bitar, Howard S. Hirsch, Louis K. Sohn and Scott A. Tausk.

(2)
The values reflected in this column reflect the “Total Compensation” set forth in the Summary Compensation Table (“SCT”) on page 36 of this proxy statement. See the footnotes to the SCT for further detail regarding the amounts in this column.

(3)
Compensation actually paid (“CAP”) is defined by the SEC and is computed in accordance with SEC rules by subtracting the amounts in the “Stock Awards” column of the SCT for each year from the “Total Compensation” column of the SCT and then: (i) adding the fair value as of the end of the reported year of all awards granted during the reporting year that are outstanding and unvested as of the end of the reporting year; (ii) adding the amount equal to the change as of the end of the reporting year (from the end of the prior year) in fair value (whether positive or negative) of any awards granted in any prior year that are outstanding and unvested as of the end of the reporting year; (iii) adding, for awards that are granted and vest in the reporting year, the fair value as of the vesting date; (iv) adding the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the reporting year; (v) subtracting, for any awards granted in any prior year that are forfeited during the reporting year, the amount equal to the fair value at the end of the prior year; and (vi) adding the value of any dividends (or dividend equivalents) paid in the reporting year on unvested equity awards and the value of accrued dividends (or dividend equivalents) paid on performance awards that vested in the reporting year. The following tables reflect the adjustments made to SCT “Total Compensation” to compute CAP for our CEO and average CAP for our other NEOs.

	Reconciliation of SCT “Total Compensation” to Compensation Actually Paid (CEO)
	2022	2021	2020
SCT Total Compensation	$7,470,408	$8,802,505	$3,305,180
Minus: SCT Stock Awards Value	(3,499,998)	(5,075,001)	—
Plus: Fair Value as of 12/31 of Unvested Equity Awards Granted in Same Year	2,333,332	3,973,690	—
Plus: Change in Fair Value of Unvested Equity Awards from Prior Years	(442,361)	36,611	(153,766)
Plus: Fair Value of Equity Awards Granted and Vested in Same Year	1,166,666	1,186,178	—
Plus: Change in Fair Value of Equity Awards from Prior Years that Vest During Year	(529,168)	36,611	(76,883)
Total Compensation Actually Paid (CAP)	$6,498,879	$8,960,594	$3,074,531
	Reconciliation of SCT “Total Compensation” to Compensation Actually Paid (Other NEOs)
	2022	2021	2020
SCT Total Compensation	$2,001,892	$2,098,412	$2,231,287
Minus: SCT Stock Awards Value	(687,502)	(925,000)	(662,502)
Plus: Fair Value as of 12/31 of Unvested Equity Awards Granted in Same Year	458,335	728,651	474,025
Plus: Change in Fair Value of Unvested Equity Awards from Prior Years	(107,625)	8,765	(14,553)
Plus: Fair Value of Equity Awards Granted and Vested in Same Year	229,167	211,817	158,008
Plus: Change in Fair Value of Equity Awards from Prior Years that Vest During Year	(87,331)	5,690	(7,276)
Total Compensation Actually Paid (CAP)	$1,806,936	$2,128,335	$2,178,989
(4)	See Appendix A to this proxy statement for our definitions of Net Debt and Normalized EBITDAre.

The following graphs illustrate the relationship, during the period beginning January 1, 2020 and ending December 31, 2022, of the compensation actually paid to our CEO and the average compensation actually paid to our other NEOs (each as set forth in the table above) to (i) net income (loss) and (ii) Net Debt to Normalized EBITDAre (in each case as set forth in the table above).

In the Company’s assessment, the following represent the three most important financial performance measures used by the Company to link compensation actually paid to the Company’s NEOs for the most recently completed fiscal year to Company performance:
Significant Financial Performance Measures(1)
Net Debt to Normalized EBITDAre
AFFO
Same store cash NOI

(1)	See Appendix A to this proxy statement for our definitions of Net Debt, Normalized EBITDAre, AFFO, and Same Store Cash NOI.

CEO PAY RATIO
In accordance with Item 402(u) of Regulation S-K, we determined the ratio of the annual total 2022 compensation of Mr. Escalante, our Chief Executive Officer, relative to the annual total 2022 compensation of our median employee.
For purposes of identifying the median-compensated employee, we examined our population of 36 full-time and part-time employees (excluding the Chief Executive Office) as of December 31, 2022. We used a consistently applied compensation measure that included the sum of the following 2022 compensation elements: annualized base salary, actual bonus received, actual equity awards granted in 2022 and employer contributions to the 401(k) profit sharing plan. After the median employee was identified, we estimated the annual total compensation for that employee by applying the same rules as used for determining total compensation for the NEOs as reported in the Summary Compensation Table.
Mr. Escalante’s annual total compensation for 2022 was $7,470,408 as reflected in the Summary Compensation Table below. The 2022 annual total compensation for the median-compensated employee, calculated in the same manner, was estimated to be $167,580. Therefore, our Chief Executive Officer to median employee pay ratio is approximately 44.6:1.

SUMMARY COMPENSATION TABLE
The following table sets forth a summary of all compensation earned, awarded or paid, as applicable, to our NEOs in the fiscal years ended December 31, 2022, 2021 and 2020.
Name and principal position	Year	Salary	Bonus(1)	Stock Awards(2)	All Other Compensation(3)	Total Compensation
Michael J. Escalante Chief Executive Officer and President	2022	$925,000	$2,312,500	$3,499,998	$732,910	$7,470,408
	2021	$925,000	$2,200,000	$5,075,001	$602,504	$8,802,505
	2020	$800,000	$2,000,000	$—	$505,180	$3,305,180
Javier F. Bitar Chief Financial Officer and Treasurer	2022	$525,000	$1,000,000	$1,000,004	$270,960	$2,795,964
	2021	$500,000	$750,000	$1,450,001	$223,904	$2,923,905
	2020	$450,000	$675,000	$1,000,001	$202,702	$2,327,703
Nina Momtazee Sitzer Chief Legal and Administrative Officer, Executive Vice President – Operations, and Secretary (from February 2021)(4)	2022	$500,000	$1,000,000	$749,999	$184,675	$2,434,674
	2021	$450,000	$750,000	$799,999	$146,365	$2,146,364
Louis K. Sohn Executive Vice President	2022	$350,000	$300,000	$500,002	$168,881	$1,318,883
	2021	$350,000	$437,500	$725,000	$149,173	$1,661,673
	2020	$300,000	$375,000	$500,001	$135,475	$1,310,476
Scott Tausk Executive Vice President	2022	$350,000	$437,500	$500,002	$170,546	$1,458,048
	2021	$350,000	$437,500	$725,000	$149,206	$1,661,706
	2020	$300,000	$375,000	$500,001	$135,475	$1,310,476
(1)	Reflects the cash bonus earned by our NEOs based on a qualitative review of individual performance by the Compensation Committee.
(2)
The values for shares in this column reflect the aggregate grant date fair value of RSUs granted during the fiscal years ended December 31, 2020, 2021 and 2022 pursuant to the Plan, calculated in accordance with ASC Topic 718. The grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Additional information regarding these awards appears under the heading “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Program (Equity-Based Compensation)”.

(3)
For 2022, includes employer contributions to the Executive Deferred Compensation Plan of $161,875 for Mr. Escalante, $76,250 for Mr. Bitar, $75,000 for Ms. Sitzer, $32,500 for Mr. Sohn and $39,375 for Mr. Tausk; employer contributions to the 401(k) profit sharing plan of $58,350 for Mr. Escalante, $58,350 for Mr. Bitar, $58,350 for Ms. Sitzer, $51,850 for Mr. Sohn, and $58,350 for Mr. Tausk; and the value of the cash distributions issued to the NEOs in 2022 on the RSUs granted on May 1, 2019 (other than to Ms. Sitzer), January 15, 2020, January 22, 2021, and August 5, 2022 with amounts of $503,535 for Mr. Escalante, $127,210 for Mr. Bitar, $42,175 for Ms. Sitzer, $75,381 for Mr. Sohn and $63,671 for Mr. Tausk.

(4)
Ms. Sitzer was not an NEO in fiscal year 2020. Accordingly, the table includes Ms. Sitzer’s compensation only for fiscal years 2022 and 2021. In 2022, Ms. Sitzer was our General Counsel, Chief Administrative Officer and Secretary.

GRANTS OF PLAN-BASED AWARDS
The following table summarizes all grants of plan-based awards made to our NEOs in 2022.
Name	Grant Date	All other stock awards: number of shares of stock or units(1) (#)	Grant date fair value of stock and option awards(2) ($)
Michael J. Escalante	8/5/2022	471,063	$3,499,998
Javier F. Bitar	8/5/2022	134,590	$1,000,004
Nina Momtazee Sitzer	8/5/2022	100,942	$749,999
Louis K. Sohn	8/5/2022	67,295	$500,002
Scott A. Tausk	8/5/2022	67,295	$500,002
(1)
Amount represents RSUs that vested or vest equally on each December 31, 2022, 2023, and 2024, based on continued service, and does not reflect the one-for-nine reverse share split of the Company’s common shares that was effective as of March 10, 2023.

(2)
Amount represents the value of the RSUs based on the NAV per share on August 5, 2022 (prior to the one-for-nine reverse share split of the Company’s common shares that was effective as of March 10, 2023) of $7.43, which was based on our most recently published NAV per share as of June 30, 2022.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE
Employment Agreement with Our Chief Executive Officer
The Company was party to an employment agreement, dated December 14, 2018, with Michael J. Escalante, who serves as our Chief Executive Officer (the “Original Escalante Agreement”). The Original Escalante Agreement provides that Mr. Escalante will serve as Chief Executive Officer and President for an initial term of five years. Mr. Escalante’s employment agreement will automatically renew for additional one year periods thereafter, unless either the Company or Mr. Escalante provide advance written notice of its or his intent not to renew or unless sooner terminated. Pursuant to the terms of the Original Escalante Agreement, Mr. Escalante is entitled to, among other things:
•
an annual base salary as described in the “Compensation Discussion and Analysis—Elements of Compensation—Base Salary,” subject to annual review for increase (but not decrease) by our Board or a committee thereof; and

•
an annual cash bonus opportunity (“Incentive Bonus”) with threshold, target and maximum award opportunities of 175%, 250% and 325%, respectively, of the base salary actually paid for such year (subject to adjustment, in the sole discretion of our Compensation Committee, if the Company’s common shares become listed on an established stock exchange). The entitlement to and payment of an annual Incentive Bonus is subject to the approval of our Compensation Committee, except that for 2019 and 2020, Mr. Escalante was guaranteed to receive an Incentive Bonus equal to at least the applicable target level for each such year.

Mr. Escalante was granted 732,218 RSUs on May 1, 2019 (prior to the one-for-nine reverse share split of the Company’s common shares that was effective as of March 10, 2023) in accordance with the terms of the Original Escalante Agreement, which vested in equal, 25% installments on each of December 31, 2019, 2020, 2021 and 2022, provided Mr. Escalante remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the Restricted Stock Unit Award Agreements for the RSUs (the “Initial Equity Award”). The common shares underlying the RSUs will not be delivered upon vesting, but instead will be deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Escalante’s termination of employment, pursuant to a deferral made by Mr. Escalante. The Initial Equity Award had a value of $7 million and was the sole equity award granted to Mr. Escalante until January 2021, at which time, the Company granted Mr. Escalante an annual equity award with a target value of $3.5 million and which is 100% time-vested.
Mr. Escalante is entitled to payments and benefits upon termination of employment as described under “Potential Payments Upon Termination or Change in Control—Employment Agreement with Our Chief Executive Officer.”

The Original Escalante Agreement also provides that Mr. Escalante will be subject to customary non-compete, non-solicitation, non-disparagement and other restrictive covenants.
On March 23, 2023, the Company entered into an amended and restated employment agreement with Mr. Escalante, effective as of the date of the Listing (the “Amended Escalante Agreement”). Pursuant to the Amended Escalante Agreement, Mr. Escalante continues in his roles as Chief Executive Officer and President. The Amended Escalante Agreement provides for a base salary of $925,000, subject to annual review, an annual cash bonus opportunity for 2023 at the same threshold, target and maximum award opportunity levels as under the Original Escalante Agreement, annual cash bonus opportunities following 2023 at levels to be established by the Compensation Committee, and equity awards, if any, to be determined in the sole discretion of the Compensation Committee.
Employment Agreements with Our Other Named Executive Officers
The Company was a party to employment agreements, dated as of December 14, 2018, with each of Javier F. Bitar, Louis K. Sohn and Scott A. Tausk and an employment agreement with Nina Momtazee Sitzer dated as of May 10, 2019. Each of such employment agreements (collectively, the “Original Employment Agreements”) is substantially similar to the material terms of the Original Escalante Agreement except as noted below:
Javier F. Bitar. Mr. Bitar serves as the Company’s Chief Financial Officer and Treasurer. His Incentive Bonus threshold, target and maximum award opportunities are 100%, 150%, and 200%, respectively. His Initial Equity Award granted in May 2019 had a value of $1 million, and he was eligible to receive annual equity awards beginning in 2020.
Nina Momtazee Sitzer. Ms. Sitzer has served as the Company’s Chief Legal and Administrative Officer, and Executive Vice President – Operations since April 2023, and was previously General Counsel since June 2019 and Chief Administrative Officer and Secretary since February 2021. Her Incentive Bonus threshold, target and maximum award opportunities were 75%, 125%, and 175%, respectively. Her Initial Equity Award granted in January 2020 had a value of $300,000 and she was eligible to receive annual equity awards beginning in 2020.
Louis K. Sohn. Mr. Sohn serves as the Company’s Managing Director, Acquisitions & Corporate Finance. His Incentive Bonus threshold, target and maximum award opportunities are 75%, 125%, and 175%, respectively. His Initial Equity Award granted in May 2019 had a value of $500,000 and he was eligible to receive annual equity awards beginning in 2020.
Scott A. Tausk. Mr. Tausk serves as the Company’s Managing Director, Asset Management. His Incentive Bonus threshold, target and maximum award opportunities are 75%, 125%, and 175%, respectively. His Initial Equity Award granted in May 2019 had a value of $500,000 and he was eligible to receive annual equity awards beginning in 2020.
The Original Employment Agreements also provide for payments and benefits upon termination of employment as described under “Potential Payments Upon Termination or Change in Control—Employment Agreement with Our Other Named Executive Officers.”
On March 23, 2023, the Company entered into amended and restated employment agreements with each of Javier F. Bitar (the “Amended Bitar Agreement”) and Nina Momtazee Sitzer (the “Amended Sitzer Agreement,” and together with the Amended Bitar Agreement, the “Amended Employment Agreements”), effective as of the date of the Listing. Pursuant to the Amended Employment Agreements, Mr. Bitar continues in his role as Chief Financial Officer and Ms. Sitzer was appointed Chief Legal and Administrative Officer and Executive Vice President – Operations. The Amended Employment Agreements provide for a base salary of $525,000 and $500,000 for Mr. Bitar and Ms. Sitzer, respectively, subject to annual review, an annual cash bonus opportunity for 2023 at the same threshold, target and maximum award opportunity levels as under Mr. Bitar’s Original Employment Agreement and at the threshold, target, and maximum award opportunity levels of 100%, 150%, and 200%, respectively, for Ms. Sitzer, annual cash bonus opportunities following 2023 at levels to be established by the Compensation Committee, and equity awards, if any, to be determined in the sole discretion of the Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2022
The following table presents information about our NEOs’ outstanding equity awards as of December 31, 2022. The equity awards reported as Stock Awards consist of unvested time-based RSUs granted in 2020, 2021 and 2022. The number of RSUs reported in this table are as of December 31, 2022 and do not reflect the one-for-nine reverse share split of the Company’s common shares that was effective as of March 10, 2023.
	Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested(1) ($)
Michael J. Escalante	575,794(2)	$4,278,150
Javier F. Bitar	191,251(3)	$1,420,994
Nina Momtazee Sitzer	118,980(4)	$884,023
Louis K. Sohn	95,625(5)	$710,499
Scott Tausk	95,625(6)	$710,499
(1)	Market value is based on NAV per share on December 31, 2022 of $7.43, which was based on our most recently published NAV as of June 30, 2022.
(2)
Consists of (i) 130,063 unvested RSUs granted on January 22, 2021, which vest on December 31, 2023, (ii) 131,689 unvested RSUs granted on March 25, 2021, which vest in equal installments on each of March 25, 2023, 2024, and 2025, and (iii) 314,042 unvested RSUs granted on August 5, 2022, which vest in equal installments on each of December 31, 2023 and 2024, in each case, provided that Mr. Escalante remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the Restricted Stock Unit Award Agreements for the RSUs and/or respective employment agreements, as applicable.

(3)
Consists of (i) 26,738 unvested RSUs granted on January 15, 2020, which vest on December 31, 2023, (ii) 37,161 unvested RSUs granted on January 22, 2021, which vest on December 31, 2023, (iii) 37,625 unvested RSUs granted on March 25, 2021, which vest in equal installments on each of March 25, 2023, 2024, and 2025, and (iv) 89,727 unvested RSUs granted on August 5, 2022, which vest in equal installments on each of December 31, 2023 and 2024, in each case, provided that Mr. Bitar remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the Restricted Stock Unit Award Agreements for the RSUs and/or respective employment agreements, as applicable.

(4)
Consists of (i) 8,021 unvested RSUs granted on January 15, 2020, which vest on December 31, 2023, (ii) 18,580 unvested RSUs granted on January 22, 2021, which vest on December 31, 2023, (iii) 25,084 unvested RSUs granted on March 25, 2021, which vest in equal installments on each of March 25, 2023, 2024, and 2025, and (iv) 67,295 unvested RSUs granted on August 5, 2022, which vest in equal installments on each of December 31, 2023 and 2024, in each case, provided that Ms. Sitzer remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the Restricted Stock Unit Award Agreements for the RSUs and/or respective employment agreements, as applicable.

(5)
Consists of (i) 13,369 unvested RSUs granted on January 15, 2020, which vest on December 31, 2023, (ii) 18,580 unvested RSUs granted on January 22, 2021, which vest on December 31, 2023, (iii) 18,813 unvested RSUs granted on March 25, 2021, which vest in equal installments on each of March 25, 2023, 2024, and 2025, and (iv) 44,863 unvested RSUs granted on August 5, 2022, which vest in equal installments on each of December 31, 2023 and 2024, in each case, provided that Mr. Sohn remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the Restricted Stock Unit Award Agreements for the RSUs and/or respective employment agreements, as applicable.

(6)
Consists of (i) 13,369 unvested RSUs granted on January 15, 2020, which vest on December 31, 2023, (ii) 18,580 unvested RSUs granted on January 22, 2021, which vest on December 31, 2023, (iii) 18,813 unvested RSUs granted on March 25, 2021, which vest in equal installments on each of March 25, 2023, 2024, and 2025, and (iv) 44,863 unvested RSUs granted on August 5, 2022, which vest in equal installments on each of December 31, 2023 and 2024, in each case, provided that Mr. Tausk remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the Restricted Stock Unit Award Agreements for the RSUs and/or respective employment agreements, as applicable.

2022 OPTION EXERCISES AND STOCK VESTED
The following table sets forth, for each of our NEOs, the number of common shares subject to outstanding equity awards that vested in 2022 as well as the value of those shares upon vesting.
	Stock Awards
Name	Number of shares acquired on vesting(1) (#)	Value realized on vesting(1)(2) ($)
Michael J. Escalante	514,035	$3,893,466
Javier F. Bitar	147,455	$1,116,785
Nina Momtazee Sitzer	68,610	$523,907
Louis K. Sohn	73,727	$558,392
Scott A. Tausk	73,727	$558,392
(1)
Reflects common shares acquired on vesting, prior to the one-for-nine reverse share split of the Company’s common shares that was effective as of March 10, 2023. Each of Mr. Escalante, Mr. Bitar, Mr. Sohn and Mr. Tausk agreed to defer 100% of the common shares underlying the RSUs granted in 2019 that vested on December 31, 2022 (Mr. Escalante: 183,054 shares; Mr. Bitar: 26,151 shares; Mr. Sohn: 13,075 shares; and Mr. Tausk: 13,075 shares), which shares will be delivered on May 1, 2023, or, if sooner, upon the respective NEO’s termination of employment, pursuant to a deferral made by each of the NEOs. None of the NEOs elected to defer receipt of the common shares underlying the RSUs granted to them in 2020, 2021 or 2022.

(2)	Market value is based on the NAV per share on the date of vesting.
NONQUALIFIED DEFERRED COMPENSATION
The following table shows the individual contributions, the Company contributions, earnings and account balances for the NEOs in our Executive Deferred Compensation Plan. Participation in this plan is limited to a select group of management or highly compensated employees of the Company and who have had one year of service with the Company. We make an annual contribution equal to 5% of a participant’s total compensation if the participant defers at least 10% of his or her total compensation. The participants may select their investment funds in the plan in which their accounts are deemed to be invested.
Our Executive Deferred Compensation Plan permits participants to defer salary and/or cash bonus amounts up to a maximum of 50% of salary and 90% of bonus. Participants’ accounts increase or decrease based on the hypothetical investment of the account balances in one or more investment funds and are credited and debited in accordance with the actual financial performance of such funds. Participants elect the investment funds in which their accounts are hypothetically invested. Participants are entitled to receive distribution of their vested accounts generally upon a termination of employment (including by reason of disability or death). However, participants may elect to receive all or a portion of their own deferrals and earnings on such deferrals (but not the Company contributions) on a specified date or dates that is at least three years from the year in which the amounts were earned (an “In-Service Distribution”). Participants are fully vested immediately in their own deferrals and earnings on such deferrals, and the Company contributions vest in one-third increments on each of the second, third and fourth anniversaries of the Company contribution date.

Distributions from the plan are made in a lump sum payment as soon as administratively feasible, but no later than 90 days following the date on which the participant is entitled to receive the distribution, except in the event of an In-Service Distribution or a retirement as defined in our Executive Deferred Compensation Plan. Participants’ voluntary contributions to this plan are tax deferred but are subject to the claims of general creditors of the Company.
Name	Executive Contributions in Last FY (2022)(1)	Registrant Contributions in Last FY (2022)(2)	Aggregate Earnings (Losses) in Last FY (2022)(3)	Aggregate Withdrawals/ Distributions in 2022	Aggregate Balance at Last FYE (December 31, 2022)(4)
Michael J. Escalante
Deferred Compensation	$462,500	$161,875	$30,187	$441,305	$2,926,238
Vested but Undelivered RSUs	1,292,593(5)	—	—	—	1,292,593
Javier F. Bitar
Deferred Compensation	$152,500	$76,250	$(98,686)	—	$832,131
Vested but Undelivered RSUs	184,657(6)	—	—	—	184,657
Nina Momtazee Sitzer
Deferred Compensation	$150,000	75,000	(41,995)	—	$480,671
Vested but Undelivered RSUs	—	—	—	—	—
Louis K. Sohn
Deferred Compensation	$65,000	$32,500	$(58,170)	$89,196	$897,040
Vested but Undelivered RSUs	92,327(7)	—	—	—	92,327
Scott A. Tausk
Deferred Compensation	$78,750	$39,375	$(411,047)	—	$2,181,959
Vested but Undelivered RSUs	93,050(8)	—	—	—	93,050
(1)	Except where noted for vested but undelivered RSUs, represents executive contributions from 2022 salary and/or bonus.
(2)	These amounts are included in “Other Compensation” in the Summary Compensation Table for 2022 for the respective NEOs.
(3)
Represents investment earnings (losses) for 2022 under the Executive Deferred Compensation Plan. Amounts in this column are not included in the Summary Compensation Table as they do not qualify as above market or preferential earnings.

(4)
Represents the aggregate balance of the NEOs’ accounts under the Executive Deferred Compensation Plan as of December 31, 2022, and includes the vested and unvested amounts for each NEO. Amounts in this column, other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements (to the extent the NEO was an NEO in prior proxy statements) or in Column (1) above.

(5)
Represents the value of the common shares underlying the RSUs that vested on December 31, 2022 from Mr. Escalante’s May 1, 2019 RSU grant, which Mr. Escalante agreed to defer delivery until May 1, 2023, or, if sooner, upon his termination of employment, less the shares used to satisfy employment tax obligations upon the vesting of the RSUs, based on the NAV as of June 30, 2022 of $7.43 per share, which was the most recently published NAV price at the time of vesting. Mr. Escalante deferred all 183,054 shares that vested on December 31, 2022 from his May 1, 2019 RSU grant, less 9,085 shares used to satisfy employment tax obligations due in connection with the vesting of the RSUs, resulting in 173,969 shares actually deferred.

(6)
Represents the value of the common shares underlying the RSUs that vested on December 31, 2022 from Mr. Bitar’s May 1, 2019 RSU grant, which Mr. Bitar agreed to defer delivery until May 1, 2023, or, if sooner, upon his termination of employment, less the shares used to satisfy employment tax obligations upon the vesting of the RSUs, based on the NAV as of June 30, 2022 of $7.43 per share, which was the most recently published NAV price at the time of vesting. Mr. Bitar deferred all 26,151 shares that vested on December 31, 2022 from his May 1, 2019 RSU grant, less 1,298 shares used to satisfy employment tax obligations due in connection with the vesting of the RSUs, resulting in 24,853 shares actually deferred.

(7)
Represents the value of the common shares underlying the RSUs that vested on December 31, 2022 from Mr. Sohn’s May 1, 2019 RSU grant, which Mr. Sohn agreed to defer delivery until May 1, 2023, or, if sooner, upon his termination of employment, less the shares used to satisfy employment tax obligations upon the vesting of the RSUs, based on the NAV as of June 30, 2022 of $7.43 per share, which was the most recently published NAV price at the time of vesting. Mr. Sohn deferred all 13,075 shares that vested on December 31, 2022 from his May 1, 2019 RSU grant, less 649 shares used to satisfy employment tax obligations due in connection with the vesting of the RSUs, resulting in 12,426 shares actually deferred.

(8)
Represents the value of the common shares underlying the RSUs that vested on December 31, 2022 from Mr. Tausk’s May 1, 2019 RSU grant, which Mr. Tausk agreed to defer delivery until May 1, 2023, or, if sooner, upon his termination of employment, less the shares used to satisfy employment tax obligations upon the vesting of the RSUs, based on the NAV as of June 30, 2022 of $7.43 per share, which was the most recently published NAV price at the time of vesting. Mr. Tausk deferred all 13,075 shares that vested on December 31, 2022 from his May 1, 2019 RSU grant, less 552 shares used to satisfy employment tax obligations due in connection with the vesting of the RSUs, resulting in 12,523 shares actually deferred.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As described above, we have employment agreements with each of our NEOs. These employment agreements provide our NEOs with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment or a change in control involving the Company. As used below, the terms “Cause,” “Change in Control,” “Disability” and “Good Reason” shall have the respective meanings set forth in the respective employment agreements and award agreements, as applicable.
Employment Agreement with Our Chief Executive Officer
Under the Original Escalante Agreement, Mr. Escalante is entitled to payments and benefits upon termination of employment as follows:
•
Death or Disability: (i) base salary earned but not paid as of the termination date, any Incentive Bonus earned by Mr. Escalante for the prior calendar year but not yet paid, reimbursement for unpaid expenses to which Mr. Escalante is entitled to reimbursement, and any accrued or vested compensation or benefits to which Mr. Escalante is entitled under any benefits plans (collectively, the “Accrued Obligations”); (ii) the Incentive Bonus for the calendar year in which the termination occurs, pro-rated for the amount of time Mr. Escalante was employed during such calendar year, assuming target performance; (iii) a lump sum payment equal to 24 months of Healthcare Benefits (as defined in the Original Escalante Agreement); (iv) the automatic vesting of all outstanding equity awards held by Mr. Escalante as of immediately prior to his termination, assuming target performance for any performance period that has not yet ended (the “Equity Award Vesting”); and (v) the vesting in full of Mr. Escalante’s account under our Executive Deferred Compensation Plan.

•
Without Cause or with Good Reason: (i) the Accrued Obligations; (ii) a pro-rated Incentive Bonus for the calendar year in which such termination occurs (assuming target individual performance and actual Company performance), pro-rated for the amount of time Mr. Escalante was employed during such calendar year; (iii) a lump sum payment equal to three times the sum of (A) his base salary then in effect plus (B) the average of the Incentive Bonus paid to Mr. Escalante for the prior two calendar years preceding the year in which such termination occurs or, in the event such termination date occurs prior to the end of two years after the effective date of the Original Escalante Agreement, Mr. Escalante’s target Incentive Bonus for any such years not yet elapsed (the “Average Incentive Bonus”); (iv) a lump sum payment equal to 24 months of Healthcare Benefits (as defined in the Original Escalante Agreement); (v) the Equity Award Vesting; and (vi) the vesting in full of Mr. Escalante’s account under our Executive Deferred Compensation Plan.

•
Termination by the Company without Cause or by Mr. Escalante with Good Reason during the term of the agreement and within six months preceding or 12 months following a Change in Control of the Company: all of the benefits and payments described in the paragraph “Without Cause or with Good Reason” above, except that the Healthcare Benefits will be calculated to cover 36 months.

•
Change in Control: the automatic vesting of all outstanding equity awards held by Mr. Escalante as of immediately prior to a Change in Control, assuming target performance for any performance period that has not yet ended.

Employment Agreements with Our Other Named Executive Officers
The payments and benefits upon termination of employment to our other NEOs under the Original Employment Agreements are substantially similar to such terms of the Original Escalante Agreement except as noted below:
Javier F. Bitar. Upon termination for Death or Disability, Mr. Bitar will receive a lump sum payment equal to 18 months of Healthcare Benefits. Upon termination Without Cause or with Good Reason, Mr. Bitar will receive a lump sum payment equal to 1.5 times his base salary plus Average Incentive Bonus (as described above) and a lump sum payment equal to 18 months of Healthcare Benefits. Upon termination six months preceding or 12 months following a Change in Control, Mr. Bitar will receive a lump sum payment equal to 2.5 times his base salary plus Average Incentive Bonus and a lump sum payment equal to 30 months of Healthcare Benefits.

Nina Momtazee Sitzer. Upon her termination for Death or Disability, Ms. Sitzer will receive a lump sum payment equal to 18 months of Healthcare Benefits. Upon termination Without Cause or with Good Reason, Ms. Sitzer will receive a lump sum payment equal to 1.5 times her base salary plus Average Incentive Bonus (as described above) and a lump sum payment equal to 18 months of Healthcare Benefits. Upon termination six months preceding or 12 months following a Change in Control, Ms. Sitzer will receive a lump sum payment equal to 2.5 times her base salary plus Average Incentive Bonus and a lump sum payment equal to 30 months of Healthcare Benefits.
Louis K. Sohn. Upon termination for Death or Disability, Mr. Sohn will receive a lump sum payment equal to 18 months of Healthcare Benefits. Upon termination Without Cause or with Good Reason, Mr. Sohn will receive a lump sum payment equal to 1 times his base salary plus Average Incentive Bonus (as described above) and a lump sum payment equal to 1 year of Healthcare Benefits. Upon termination six months preceding or 12 months following a Change in Control, Mr. Sohn will receive a lump sum payment equal to 2 times his base salary plus Average Incentive Bonus and a lump sum payment equal to 24 months of Healthcare Benefits.
Scott A. Tausk. Upon termination for Death or Disability, Mr. Tausk will receive a lump sum payment equal to 18 months of Healthcare Benefits. Upon termination Without Cause or with Good Reason, Mr. Tausk will receive a lump sum payment equal to 1 times his base salary plus Average Incentive Bonus (as described above) and a lump sum payment equal to 1 year of Healthcare Benefits. Upon termination six months preceding or 12 months following a Change in Control, Mr. Tausk will receive a lump sum payment equal to 2 times his base salary plus Average Incentive Bonus and a lump sum payment equal to 24 months of Healthcare Benefits.
The Original Employment Agreements also provide that (i) all outstanding equity awards held by the executive officer as of immediately prior to a Change in Control will automatically vest in full, assuming target performance for any performance period that has not yet ended and (ii) the NEOs will be subject to restrictive covenants set forth in the Original Employment Agreements.
Summary of Potential Payments Upon Termination or Change in Control
Name	Benefits	Change in Control without Termination of Employment on 12/31/2022 ($)	Termination without Cause or Resignation with Good Reason as of 12/31/2022 (no Change in Control) ($)	Termination without Cause or Resignation with Good Reason on 12/31/2022 6 months prior to or 12 months following a Change in Control ($)	Retirement on 12/31/2022(1) ($)	Death or Disability on 12/31/2022 ($)
Michael J. Escalante
	Base Severance Payment	—	$11,387,500	$11,387,500	—	$2,312,500
	Accelerated Vesting of RSUs	$4,278,150	$4,278,150	$4,278,150	—	$4,278,150
	Other(2)	—	$3,001,697	$3,039,426	$2,764,363	$3,001,697
	Total	$4,278,150	$18,667,347	$18,705,076	$2,764,363	$9,592,347
Javier F. Bitar
	Base Severance Payment	—	$2,643,750	$3,881,250	—	$787,500
	Accelerated Vesting of RSUs	$1,420,994	$1,420,994	$1,420,994	—	$1,420,994
	Other(2)	—	$858,811	$876,598	$579,258	$858,811
	Total	$1,420,994	$4,923,555	$6,178,842	$579,258	$3,067,305

Name	Benefits	Change in Control without Termination of Employment on 12/31/2022 ($)	Termination without Cause or Resignation with Good Reason as of 12/31/2022 (no Change in Control) ($)	Termination without Cause or Resignation with Good Reason on 12/31/2022 6 months prior to or 12 months following a Change in Control ($)	Retirement on 12/31/2022(1) ($)	Death or Disability on 12/31/2022 ($)
Nina Momtazee Sitzer
	Base Severance Payment	—	$2,312,500	$3,437,500	—	$625,000
	Accelerated Vesting of RSUs	$884,023	$884,023	$884,023	—	$884,023
	Other(2)	—	$519,041	$544,621	$327,195	$519,041
	Total	$884,023	$3,715,564	$4,866,144	$327,195	$2,028,064
Louis K. Sohn
	Base Severance Payment	—	$1,193,750	$1,950,000	—	$437,500
	Accelerated Vesting of RSUs	$710,499	$710,499	$710,499	—	$710,499
	Other(2)	—	$921,931	$946,823	$761,322	$934,377
	Total	$710,499	$2,826,180	$3,607,322	$761,322	$2,082,376
Scott A. Tausk
	Base Severance Payment	—	$1,193,750	$1,950,000	—	$437,500
	Accelerated Vesting of RSUs	$710,499	$710,499	$710,499	—	$710,499
	Other(2)	—	$2,196,630	$2,211,302	$2,036,198	$2,203,966
	Total	$710,499	$4,100,879	$4,871,801	$2,036,198	$3,351,965
(1)
The NEOs are only entitled to the vested amount of their respective accounts under our Executive Deferred Compensation Plan as of the retirement or termination date. Additionally, the NEOs will not receive any additional compensation upon retirement, and any accelerated vesting of their equity awards may be subject to the discretion of our Compensation Committee.

(2)
Includes healthcare benefits and vesting in full of the unvested amount of the NEO’s account under our Executive Deferred Compensation Plan pursuant to the terms of the NEOs’ respective employment agreements, as well as the vested amount of the NEO’s accounts under our Executive Deferred Compensation Plan. The amounts reported under the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation table reflect the aggregate balance of the NEOs’ accounts under our Executive Deferred Compensation Plan as of December 31, 2022, including the balances transferred to such plan from the GCC deferred compensation plan, and includes the vested and unvested amounts under the combined plan.

For purposes of the table above, we have made the following assumptions where applicable:
•	The date of termination is December 31, 2022;
•	The payments are based on the terms of the NEO’s respective employment agreements as of December 31, 2022 and the applicable award agreements governing unvested equity awards;
•
The NEOs’ respective RSU awards were not assumed, continued, converted or replaced with a substantially similar award by the Company or a successor entity or its parent or subsidiary in connection with a Change in Control;

•	There is no earned, accrued but unpaid salary;
•	There is no earned, accrued but unpaid bonus for the prior year; and
•	The premiums for the NEO’s health plan coverage, life insurance, long-term disability insurance and accidental death and dismemberment insurance is constant throughout the year.

Amended Escalante Agreement and other Amended Employment Agreements
As described above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” the Company entered into amended and restated employment agreements with each of Mr. Escalante, Mr. Bitar and Ms. Sitzer.
The Amended Escalante Agreement contains substantially the same terms with respect to payments upon termination or Change in Control as the Original Escalante Agreement, except as follows:
•
In the event of a termination by the Company without Cause or by Mr. Escalante with Good Reason within six months preceding or 12 months following a Change in Control of the Company, Mr. Escalante’s pro-rated Incentive Bonus will be calculated using the greater of actual Company performance or target Company performance.

•
Following the occurrence of a Liquidation Event (as defined in the Amended Escalante Agreement to include the earlier of the Board’s approval of a plan of liquidation or dissolution of the Company or the total combined book value of the Company, along with the Company’s management and operating companies, falling below $250 million dollars) if: (i) the term of the agreement expires (other than due to Mr. Escalante’s election not to renew), (ii) Mr. Escalante is terminated by the Company without Cause (as defined in the Amended Escalante Agreement), or (iii) Mr. Escalante terminates (x) for Good Reason (as defined in the Amended Escalante Agreement) within six months preceding or 12 months following a Change in Control, or (y) due to Good Reason, other than a Duty Diminution (as defined in the Amended Escalante Agreement), Mr. Escalante will receive all of the payments and benefits due in connection with an involuntary termination within six months preceding or 12 months following a Change in Control of the Company, and the Company must reserve sufficient assets to pay such amounts promptly upon such Liquidation Event.

The payments and benefits upon termination of employment of Mr. Bitar and Ms. Sitzer under their respective Amended Employment Agreements are substantially similar to the terms of their respective Original Employment Agreements except that, with respect to payments upon termination or Change in Control, they shall also be entitled to the same additional benefits described above as included in the Amended Escalante Agreement.
COMPENSATION OF TRUSTEES
During 2022, we paid each of our independent trustees a retainer of $90,000 in equal quarterly installments. We do not pay separate meeting fees for attendance at our Board or committee meetings. All trustees receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our Board.
In addition, we issued to each of our independent trustees an annual award of restricted shares granted at a fixed dollar value of $75,000, 50% of which vested immediately upon grant and 50% which vests upon the one-year anniversary of the grant.
The following table shows the value of all cash and equity-based compensation paid to the members of our Board during the year ended December 31, 2022.
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Kathleen S. Briscoe	$90,000	$74,998	$164,998
Gregory M. Cazel	$90,000	$74,998	$164,998
Ranjit M. Kripalani	$90,000	$74,998	$164,998
James F. Risoleo	$90,000	$74,998	$164,998
J. Grayson Sanders	$90,000	$74,998	$164,998
Kevin A. Shields	$—	$—	$—
Samuel Tang	$90,000	$74,998	$164,998
(1)
Michael J. Escalante, our Chief Executive Officer and President and member of our Board of Trustees, is not included in the table above as he was an executive officer of the Company during 2022 and, therefore did not receive any additional compensation for the services that he provided as a trustee. The compensation that Mr. Escalante received is included in the Summary Compensation Table.

(2)	The amounts shown in this column reflect the grant date fair value of restricted share awards granted to each of our non-employee trustees calculated in accordance with ASC Topic 718.

In April 2023, our Board approved new compensation arrangements for non-employee trustees, which include an annual cash retainer of $90,000 and an annual equity award of restricted common shares with a fixed dollar value of $90,000, 50% of which vests immediately upon grant and 50% of which vests upon the one-year anniversary of the grant. The non-executive chairperson of the Board shall receive an additional $60,000 annual cash retainer and an additional annual equity award of restricted common shares with a fixed dollar value of $60,000, 50% of which vests immediately upon grant and 50% of which vests upon the one-year anniversary of the grant. Additionally, the Audit, Compensation, and Nominating and Corporate Governance Committee chairpersons shall receive an additional annual cash retainer of $20,000, $15,000, and $15,000, respectively. A non-employee trustee will receive a prorated cash retainer to reflect the portion of the year during which the trustee serves on the Board, a committee of the Board or as chairperson of the Board or a committee of the Board, as applicable.
EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2022
Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	266,102	$—	329,933
Equity compensation plans not approved by security holders	—	—	—
Total	266,102	$—	329,933
(1)	Reflects the one-for-nine reverse share split of the Company’s common shares that was effective as of March 10, 2023.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
Our Board has adopted a written policy regarding transactions with related persons, which we refer to as our “related party transactions policy.” Our related party transactions policy requires that a “related party,” which is defined as (i) any person who is or was a trustee, nominee for trustee, or executive officer of the Company at any time since the beginning of the last fiscal year, even if such person does not presently serve in that role; (ii) any person known by the Company to be the beneficial owner of more than 5% of the Company’s common shares when the related party transaction in question is expected to occur or exist (or when it occurred or existed); and (iii) any person who is or was an immediate family member of any of the foregoing when the related party transaction in question is expected to occur or exist (or when it occurred or existed), must promptly disclose any “related party transaction” (defined as any transaction directly or indirectly involving any related party that is required to be disclosed under Item 404(a) of Regulation S-K) to the General Counsel. Related party transactions must be approved or ratified by either the Nominating and Corporate Governance Committee or the full Board.
Administrative Services Agreement
In connection with EA-1’s self-administration transaction, we, PKST OP, L.P., Griffin Capital Essential Asset TRS, Inc. and Griffin Capital Real Estate Company, LLC, on the one hand, and GCC and Griffin Capital, LLC (“GC LLC”), on the other hand, entered into that certain Administrative Services Agreement dated December 14, 2018 (as amended, the “ASA”), pursuant to which GCC and GC LLC continue to provide certain operational and administrative services to us at cost. Kevin Shields, our former Executive Chairperson, is also the Chief Executive Officer of and controls GCC, which is the sole member of GC LLC. We pay GCC a monthly amount based on the actual costs anticipated to be incurred by GCC for the provision of such services until such services are terminated from the ASA. Such costs are reconciled periodically and a full review of the costs will be performed at least annually. In addition, we will directly pay or reimburse GCC for the actual cost of any reasonable third-party expenses incurred in connection with the provision of such services. In 2022, we paid fees to GCC under the ASA in the aggregate amount of approximately $500,000. On March 30, 2022, June 30, 2022 and March 21, 2023, we amended the ASA to, among other things, reduce the scope of services provided, including removing the provision of office space and advisor services. Following such amendments, GCC and GC LLC provide us with human resources support and general corporate support until termination by either party in accordance with the terms and conditions of the ASA.
Office Sublease
On March 25, 2022, we executed a sublease agreement with GCC (the “Sublease”) for the building located at 1520 E. Grand Ave, El Segundo, CA (the “Building”), which is the location of our corporate headquarters and where we conduct day-to-day business. The Building is part of a campus that contains other buildings and parking (the “Campus”). The Sublease also entitles us to use certain common areas on the Campus. Prior to the sublease agreement being signed, the rent for the office space was paid to GCC as part of the ASA. The Campus is owned by GCPI, LLC (“GCPI”), and the Building is master leased by GCPI to GCC. GCC is the sublessor under the Sublease. Kevin Shields, our former Executive Chairperson, is the Chief Executive Officer of and controls GCC and is also affiliated with GCPI.
The term of the Sublease expires on June 30, 2024. We have one five-year extension option with respect to the entirety of the Building. To exercise this option, we must provide notice to GCC by June 30, 2023. If we do not provide such notice, the term of the Sublease will expire, and the Sublease will terminate, on June 30, 2024. The Sublease provides for initial monthly base rent of approximately $0.05 million, subject to annual escalations of 3% as well as additional rent for certain operating expenses for the Building and portions of the Campus. For the year ended December 31, 2022, we paid $0.6 million under the Sublease.
Fees for Legal Counsel
The Company paid certain legal fees incurred by Kevin Shields, our former Executive Chairman, in connection with the evaluation and analysis of various strategic initiatives pursued by the Company beginning in 2021 and into 2023, and their potential impact on holders of units in PSKT OP, L.P. The fees for this counsel were approximately $0.4 million.

SHAREHOLDER PROPOSALS
If any shareholder wishes to propose a matter for consideration at our 2024 annual meeting of shareholders, the proposal must be mailed to our Secretary at Peakstone Realty Trust, 1520 E. Grand Avenue, El Segundo, California 90245 in accordance with the SEC’s shareholder proposal rule (Rule 14a-8 of the Exchange Act) or the advance notice provisions of our bylaws.
To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8 of the Exchange Act) for inclusion in our 2024 annual meeting proxy statement and form of proxy to be made available in 2024, the proposal must be received by our Secretary on or before January 2, 2024. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
Our bylaws provide that, for any nomination or other business to be properly brought by a shareholder before our 2024 annual meeting of shareholders, the shareholder must give proper notice to our Secretary not earlier than December 3, 2023 nor later than 5:00 p.m., Pacific Time, on January 2, 2024; provided, however, that if the date of the 2024 annual meeting is advanced or delayed by more than 30 days from the first anniversary date of this annual meeting, in order for the notice to be timely, notice must be delivered not earlier than the 150th day prior to the date of the 2024 annual meeting and not later than 5:00 p.m., Pacific Time, on the later of the 120th day prior to the date of the 2024 annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting will not commence a new time period for the giving of a shareholder’s notice. Notwithstanding the foregoing, if the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date the Company’s proxy statement is released to shareholders for the preceding year’s annual meeting, a shareholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary of the Company at the principal executive offices of the Company not later than 5:00 p.m., Pacific Time, on the 10th day following the day on which such public announcement is first made by the Company.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by our bylaws and shareholders must comply with Rule 14a-19 under the Exchange Act.
Shareholders must send any notices to the Secretary at Peakstone Realty Trust, 1520 E. Grand Avenue, El Segundo, California 90245.

OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board of Trustees or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.
BY ORDER OF THE BOARD OF TRUSTEES

Nina Momtazee Sitzer
Chief Legal and Administrative Officer, Executive Vice President – Operations, and Secretary

El Segundo, California
May 1, 2023

APPENDIX A
NON-GAAP FINANCIAL MEASURES AND CERTAIN OTHER DEFINITIONS
Funds from Operations and Adjusted Funds from Operations
Our reported results are presented in accordance with generally accepted accounting principles in the United States (“GAAP”). We also disclose Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”), both of which are non-GAAP financial measures. We believe these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.
We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable real estate assets, adding back impairment write-downs of depreciable real estate assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of depreciable real estate assets and gains and losses from sales of depreciable real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of share-based compensation net, deferred rent, amortization of in-place lease valuation, acquisition-related costs, financed termination fee, net of payments received, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-off transaction costs and other one-time transactions. FFO and AFFO have been revised to include amounts available to both common shareholders and limited partners for all periods presented.
AFFO is a measure used among our peer group. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.
Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to make or sustain distributions. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.
For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to net income (loss), are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. FFO and AFFO should not be viewed as a more prominent measure of performance than net income (loss) and each should be reviewed in connection with GAAP measurements.

Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.
Our calculation of FFO and AFFO is presented in the following table for the years ended December 31, 2022, 2021 and 2020 (in thousands, except per share amounts):
	Year Ended December 31,
	2022	2021	2020
Net income (loss)	$(441,382)	$11,570	$(5,774)
Adjustments:
Depreciation of building and improvements	113,191	125,388	93,979
Amortization of leasing costs and intangibles	77,926	84,598	67,366
Impairment provision, real estate	127,577	4,242	23,472
Equity interest of depreciation of building and improvements - unconsolidated entities	4,643	—	1,438
Equity interest of amortization of intangible assets - unconsolidated entities	—	—	1,751
Loss from disposition of assets, net	139,280	326	(4,083)
Company’s share of loss on sale of unconsolidated entity	3,558	(8)	—
Impairment of unconsolidated entities	—	—	1,906
FFO	$24,793	$226,116	$180,055
Distributions to redeemable preferred shareholders	(10,063)	(9,698)	(8,708)
FFO attributable to common shareholders and partners	$14,730	$216,418	$171,347
Reconciliation of FFO to AFFO:
FFO attributable to common shareholders and partners	$14,730	$216,418	$171,347
Adjustments:
Non-cash earn-out adjustment	—	—	(2,581)
Revenues in excess of cash received, net	(15,407)	(10,780)	(25,686)
Amortization of share-based compensation	9,573	7,470	4,108
Deferred rent - ground lease	1,951	2,064	2,065
Amortization of above/(below) market rent, net	(2,205)	(1,323)	(2,292)
Amortization of debt premium/(discount), net	409	409	412
Amortization of below tax benefit amortization	1,494	1,252	—
Amortization of deferred financing costs	3,544	3,184	2,195
Amortization of lease inducements	537	278	—
Company’s share of amortization of deferred financing costs – unconsolidated entity	3,740	—	82
Amortization of ground leasehold interests	(372)	(350)	(290)
Non-cash lease termination income	—	—	—
Financed termination fee payments received	—	—	7,557
Loss on debt breakage costs – write-off of deferred financing costs	1,771	—	—
Company’s share of revenues in excess of cash received (straight-line rents) - unconsolidated entity	(257)	—	505
Unrealized loss (gain) on investments	195	(15)	31
Company’s share of amortization of above market rent - unconsolidated entity	(58)	—	1,419
Unconsolidated joint venture valuation adjustment	—	—	4,452
Employee separation expense	72	777	2,666
Write-off of reserve liability	—	(1,166)	—
Write-off of transaction costs	28	65	4,427

	Year Ended December 31,
	2022	2021	2020
Transaction expense	22,386	966	—
Impairment provision, goodwill	135,270	—	—
Debt breakage costs	13,249	—	—
AFFO available to common shareholders and partners	$190,650	$219,249	$170,417
FFO per share, basic and diluted	$0.37	$5.71	$5.89
AFFO per share, basic and diluted	$4.81	$5.79	$5.85

Weighted-average common shares outstanding - basic EPS	36,057,825	34,361,208	25,560,283
Weighted-average OP Units	3,537,654	3,537,654	3,546,614
Weighted-average common shares and OP Units outstanding - basic FFO/AFFO	39,595,479	37,898,862	29,106,897
Net Debt
Net Debt is a non-GAAP financial measure calculated as total debt plus unconsolidated debt (pro rata share), less cash and cash equivalents (excluding restricted cash).
EBITDAre
EBITDAre (“EBITDAre”) is a non-GAAP financial measure defined by NAREIT as: (a) GAAP Net Income plus (b) interest expense plus (c) income tax expense plus (d) depreciation and amortization plus/minus (e) losses and gains on the disposition of depreciated property, including losses/gains on change of control plus (f) impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate.
Normalized EBITDAre
Normalized EBITDAre is a non-GAAP financial measure calculated as EBITDAre (as defined by NAREIT), modified to exclude nonroutine items such as acquisition-related expenses, employee separation expenses and other non-routine costs. Normalized EBITDAre also omits the Normalized EBITDAre impact of properties sold during the period and extrapolate the operations of acquired properties to estimate a full quarter of ownership.
NOI, Cash NOI, and Same Store Cash NOI
Net operating income is a non-GAAP financial measure calculated as net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, excluding equity in the earnings of our unconsolidated real estate joint ventures, general and administrative expenses, interest expense, depreciation and amortization, impairment of real estate, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, investment income or loss and termination income. Net operating income on a cash basis (“Cash NOI”) is net operating income adjusted to exclude the effect of straight-line rent and amortization of acquired above- and below-market lease intangibles adjustments required by GAAP. Net operating income on a cash basis for our same store portfolio (“Same Store Cash NOI”) is Cash NOI for properties held for the entirety of all periods presented. We believe that NOI, Cash NOI and Same Store Cash NOI are helpful to investors as additional measures of operating performance because we believe they help both investors and management to understand the core operations of our properties excluding corporate and financing-related costs and non-cash depreciation and amortization. NOI, Cash NOI and Same Store Cash NOI are unlevered operating performance metrics of our properties and allow for a useful comparison of the operating performance of individual assets or groups of assets. These measures thereby provide an operating perspective not immediately apparent from GAAP income from operations or net income. In addition, NOI, Cash NOI and Same Store Cash NOI are considered by many in the real estate industry to be useful starting points for determining the value of a real estate asset or group of assets.

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V15928-Z85202

PEAKSTONE REALTY TRUST
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF PEAKSTONE REALTY TRUST.

The undersigned shareholder of Peakstone Realty Trust, a Maryland real estate investment trust, hereby appoints Javier F. Bitar and Nina Momtazee Sitzer, and each of them as proxies with full power of substitution, to attend the 2023 Annual Meeting of Shareholders of Peakstone Realty Trust to be held on June 20, 2023 at 9:00 a.m. Pacific Time virtually via live webcast at the following website, www.virtualshareholdermeeting.com/PKST2023, and at any adjournments or postponements thereof, with all power possessed by the undersigned as if personally present and to vote on behalf of the undersigned as designated on the reverse side of this proxy and in their discretion on such other matters as may properly come before the 2023 Annual Meeting of Shareholders, including matters incident to its conduct. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders, and revokes any prior proxy heretofore given with respect to such meeting.

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